Exhibit 4.6

Notice of Annual and Special Meeting of Shareholders and Management Information Circular AS OF MAY 11, 2021 Annual and Special Meeting of Shareholders to be held on June 23, 2021

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

When:	Where:
Wednesday, June 23, 2021 at	Virtually via live webcast at: https://web.lumiagm.com/253792997
10:00 a.m. (Toronto time)	Password: tricon2021

Business of the Meeting

1.	Receive the financial statements of Tricon Residential Inc. (the “Company”) for the 12-month period ended December 31, 2021, together with the auditor’s report thereon;

2.	Elect Directors of the Company for the ensuing year;

3.	Appoint the auditor of the Company and authorize the Board of Directors to fix their remuneration;

4.

In connection with the Blackstone Private Placement, to consider and, if deemed advisable, to pass, an ordinary resolution (on a disinterested basis) (the full text of which is set out in Appendix C of the Information Circular) approving the setting of the Exchange Price on accrued Distributions in respect of Preferred Units at $8.50, as may be adjusted from time to time in accordance with the Tricon PIPE LLC Agreement, subject to the Exchange Maximum (each capitalized term as defined in the Information Circular); and

5.	Transact any other business which may properly come before the annual and special meeting (the “Meeting”) of holders of the Company’s common shares (“Shareholders”).

Your Vote is Important

If you held common shares of the Company (“Common Shares”) on May 4, 2021, you are entitled to receive notice and to vote on each of the matters listed above to be voted on at the Meeting.

Due to the virtual nature of the Meeting, Shareholders are encouraged to express their vote in advance by completing a form of proxy or voting instruction form, or where advanced voting is not possible, to do so at the virtual Meeting. Detailed voting instructions can be found starting on page 9 of the accompanying management information circular (“Information Circular”).

Virtual Meeting

This year, like last year, in order to mitigate risks to the health and safety of the Company’s Shareholders, communities, employees and other stakeholders posed by the ongoing COVID-19 pandemic, the Meeting will be in a virtual-only format, which will be conducted via live webcast. All Shareholders, regardless of geographic location and equity ownership, will have an equal opportunity to participate at the Meeting. Shareholders will not be able to attend the Meeting in person. Registered shareholders and duly appointed proxyholders will be able to attend, participate and vote at the Meeting online at https://web.lumiagm.com/253792997. Guests and non-registered Shareholders (being shareholders who hold their Common Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary) who have not duly appointed themselves as proxyholder will not be able to vote or ask questions at the Meeting.

Meeting Materials

This year, the Company is again using notice-and-access delivery to furnish the Notice of Meeting and Information Circular (the “Meeting Materials”) to Shareholders electronically. Therefore, instead of receiving the Meeting Materials by mail, you can view them online under the Company’s profile at www.sedar.com or at https://docs.tsxtrust.com/2234. Requests for paper copies of the Meeting Materials may be made, at no charge, up to one year from the date the Information Circular is filed on SEDAR by calling 1-866-600-5869 or by emailing TMXEInvestorServices@tmx.com.

The Company believes that this delivery process will expedite Shareholders’ receipt of proxy materials and both lower the costs and reduce the environmental impact of the Meeting.

By order of the Board of Directors

“David Veneziano”

David Veneziano

Chief Legal Officer

Toronto, Ontario, Canada

May 11, 2021

TRICON RESIDENTIAL 2021 MANAGEMENT INFORMATION CIRCULAR 1

LETTER TO SHAREHOLDERS

Dear fellow Shareholders,

It is our pleasure to invite you to the 2021 Annual and Special Meeting of Shareholders of Tricon Residential Inc. (“Tricon” or the “Company”) on Wednesday, June 23, 2021 at 10:00 a.m. (Toronto time) (the “Meeting”).

This year, like last year, in order to mitigate risks to the health and safety of the Company’s common shareholders (“Shareholders”), communities, employees and other stakeholders posed by the ongoing COVID-19 pandemic, the Meeting will be in a virtual-only format, which will be conducted via live webcast. All Shareholders, regardless of geographic location and equity ownership, will have an equal opportunity to participate at the Meeting. Shareholders will not be able to attend the Meeting in person. Registered shareholders and duly appointed proxyholders will be able to attend, participate or vote at the Meeting online at https://web.lumiagm.com/253792997. Guests and non-registered Shareholders (being shareholders who hold their common shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary) who have not duly appointed themselves as proxyholder will not be able to vote or ask questions at the Meeting.

As a Shareholder, you have the right to vote your shares on all items that come before the Meeting. Your vote is important, and we encourage you to exercise your right in the manner that suits you best.

The accompanying management information circular provides details about all of the items for consideration at the Meeting, such as information about nominated directors and their compensation, the Company’s auditor, and the proposed setting of the exchange price on accrued distributions in respect of preferred units in connection with the Blackstone Private Placement (as defined in the circular). It also contains detailed information about our philosophy, policies and programs for executive compensation, our corporate governance practices, and how the board of directors receives input from Shareholders on these matters.

At the Meeting, we will review our financial position, business operations and the value we are delivering to Shareholders.

Thank you for your support and continued confidence in Tricon and we look forward to your participation at this year’s virtual Meeting.

Sincerely,

“David Berman”

David Berman

Executive Chairman of the Board of Directors

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TABLE OF CONTENTS

PROXY SUMMARY	4

ABOUT THIS INFORMATION CIRCULAR	7

VOTING INFORMATION	7

BUSINESS OF THE MEETING	10

DIRECTOR NOMINEES	14

DIRECTOR COMPENSATION	26

GOVERNANCE PRACTICES	28

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE LETTER TO SHAREHOLDERS	38

COMPENSATION DISCUSSION AND ANALYSIS	40

APPENDIX A
KEY TERMS OF COMPENSATION PLANS	62

APPENDIX B
MANDATE OF THE BOARD OF DIRECTORS	68

APPENDIX C
EXCHANGE PRICE RESOLUTION	71

APPENDIX D
GLOSSARY OF TERMS	72

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TRICON RESIDENTIAL INC.

MANAGEMENT INFORMATION CIRCULAR

This management information circular (the “Information Circular”) is furnished in connection with the solicitation of proxies by management of Tricon Residential Inc. (“Tricon” or the “Company”) for use at the 2021 annual and special meeting of shareholders of Tricon (the “Meeting”) to be held on Wednesday, June 23, 2021 at 10:00 a.m. (Toronto time) and at any postponement or adjournment thereof, for the purposes set forth in the accompanying notice of meeting (“Notice of Meeting”). The Meeting will be held in a virtual-only format. Shareholders will not be able to attend the Meeting in person. A summary of the information shareholders will need to participate in the Meeting online is provided in this Information Circular.

PROXY SUMMARY

This summary sets forth certain performance highlights, as well as information contained elsewhere in this Information Circular. You should read the entire Information Circular before casting your vote. You may also wish to review the Company’s Annual Report for the fiscal year ended December 31, 2020, which is available on the Company’s website at www.triconresidential.com and on SEDAR at www.sedar.com.

Board Voting Recommendations

Proposals	Board Voting Recommendations	Page
Election of each of the nominees to the Board of Directors	FOR each of the nominees	10
Appointment of PricewaterhouseCoopers LLP, Chartered Professional Accountants, as auditor of the Company and authorizing the Board of Directors to fix the auditor’s remuneration	FOR	11
To approve the setting of the Exchange Price on accrued Distributions in respect of Preferred Units at $8.50, as may be adjusted from time to time in accordance with the Tricon PIPE LLC Agreement, subject to the Exchange Maximum, in connection with the Blackstone Private Placement	FOR	13

Director Nominees

Every member of our Board of Directors is elected annually. The Board currently consists of ten Directors. Tracy Sherren is not standing for re-election at the Meeting following the expiry of Starlight’s right to nominate one member of the Board of Directors pursuant to the terms of the Starlight Transaction and her current term as a Director will end on the date of the Meeting. Accordingly, you are being asked to vote on the election of the following nine nominees, each of whom currently serves as a Director, and the size of the Board will be reduced to nine members upon the election of Directors at the Meeting. Mr. Cohen’s nomination has been confirmed by Blackstone pursuant to its right to nominate one member of the Board of Directors in connection with the closing of the Blackstone Private Placement.

				Committee Memberships
Name	Age	Director Since	Independent	Audit	Compensation, Nominating and Corporate Governance
Mr. David Berman	73	Prior to IPO in 2010	No
Mr. J. Michael Knowlton	70	2011	Yes	Chair	✓
Mr. Peter D. Sacks*	75	2014	Yes		✓
Ms. Siân M. Matthews	60	2015	Yes		Chair
Mr. Ira Gluskin	78	2016	Yes	✓
Ms. Camille Douglas	69	2018	Yes	✓
Mr. Frank Cohen	48	2020	Yes
Mr. Gary Berman	47	2014	No
Mr. Geoff Matus	71	Prior to IPO in 2010	No

*	Lead director

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Corporate Governance Highlights

Governance Elements
Board Independence and Diversity	• Majority of independent Directors (2⁄3 of nominees are independent)

• Independent Lead Director

• Fully independent committees

• Regular independent Board and committee meetings

• Gender diversity policy targeting at least 1⁄3 of Directors of each gender

Meeting Attendance	• Strong Director engagement with 100% attendance at Board and committee meetings[1]

• There were eleven Board meetings in 2020

• There were four Audit Committee meetings and five Governance Committee meetings in 2020

Director Age and Tenure	• Balanced Director tenure with an average tenure of approximately six years since IPO in 2010

• Average director nominee age of 65 years

(1)	Individual meeting attendance of Directors who are nominees for election at the Meeting is set out in the Director profiles beginning on page 16.

Performance and CEO Compensation Highlights

While 2020 was largely defined by challenges created by the COVID-19 pandemic, it was also a transformative year for Tricon, with the completion of our transition to a rental housing company. This transformation culminated in Tricon’s announcement, on May 14, 2020, of its intention to rebrand itself as Tricon Residential and in connection with that rebranding, to change the name of the Company to Tricon Residential Inc. The Company’s name was officially changed on July 7, 2020 following approval at our last meeting of shareholders and our rebranding exercise culminated with the launch of our new resident-centric website in January 2021.

A key accomplishment in the year was the $300 million preferred equity investment in Tricon made on a private placement basis by a syndicate of investors led by Blackstone through the purchase of newly-created Preferred Units issued by a Tricon subsidiary which are exchangeable into a minority common share interest in Tricon. The Blackstone Private Placement represented a validation of Tricon’s business and facilitated a meaningful strengthening of its balance sheet by allowing Tricon to repay its corporate credit facility and reduce its proportionate leverage by approximately 500 basis points to approximately 56% net debt/assets (excluding convertible debentures).

In March 2021, Tricon’s balance sheet was further strengthened by the syndication of its wholly-owned portfolio of 23 U.S. multi-family apartments to two institutional investors. Under the joint venture arrangement, the investors acquired a combined 80% interest in the existing portfolio, with Tricon retaining a 20% interest. The transaction reflected a total portfolio value of $1.331 billion, including in-place debt, and provided Tricon with approximately $425 million of gross proceeds to be used to repay outstanding debt and for general corporate purposes. As a result, Tricon further reduced its leverage by over 500 basis points to approximately 50% net debt/assets (excluding convertible debentures), significantly enhancing its balance sheet flexibility.

Tricon has also made significant progress recently in expanding its third-party assets under management and associated recurring fee streams with the formation of a new joint venture arrangement with the Canada Pension Plan Investment Board (“CPPIB”) in March 2021. The joint venture will invest in build-to-core multi-family rental projects in the Greater Toronto Area with Tricon serving as the projects’ developer, asset manager and property manager. The joint venture will provide up to C$500 million of equity capital, including up to C$350 million from CPPIB and C$150 million from Tricon, allowing for the expected development of 2,000–3,000 units at an expected gross development cost of C$1.4 billion, including leverage.

Operationally, Tricon delivered strong performance in 2020 and benefited from robust demand driven by de-urbanization, de-densification and work-from-home trends that have accelerated over the course of the COVID-19 pandemic. Tricon’s single-family rental business, which accounts for 75% of our real estate assets, recorded a 110-basis point increase in occupancy to 97.2%, a 460-basis point decrease in resident turnover to 22.8%, record net operating income margin of 66.3% and blended rent growth of 5.3% for the same home portfolio. Tricon’s portfolio of managed homes also expanded by 8%, to 22,766 homes. The strong performance of this business, coupled with improved earnings from for-sale housing investments and stable corporate overhead costs drove 2020 core funds from operations (“Core FFO”) per share to $0.49, an increase of 69% year-over-year. Please refer to the Company’s Annual Report for the fiscal year ended December 31, 2020 for further details.

Notwithstanding the Company’s growth achieved in 2020, the President and Chief Executive Officer’s total direct compensation (in Canadian dollars) decreased by 12% compared to 2019 due to a year-over-year reduction in performance, relative to the ambitious annual performance target established by the Board in early 2020, primarily attributable to the impact of the COVID-19 pandemic.

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2020 Total Direct Compensation

The Company has structured its executive compensation program to create a high-performance culture by placing a large proportion of executive pay at-risk and deferred over time in order to align the interests of executives with those of long-term Shareholders.

85% of the President and Chief Executive Officer’s total direct compensation for Fiscal 2020 is considered at-risk, and 34% is deferred over time in the form of Deferred Share Units (“DSUs”), Performance Share Units (“PSUs”) and Restricted Shares.

At-risk pay includes non-dilutive PSUs with vesting based on Adjusted EPS performance over three years

Continuous Assessment of Our Compensation Program

The Company has grown steadily since going public in 2010, especially in its activities in the United States. As an important part of our ongoing strategic initiative to simplify and clarify the Company’s business model, the Compensation, Nominating and Corporate Governance Committee (the “Governance Committee”) undertook a comprehensive review of the Company’s compensation philosophy and practices. As a result of this review, the Compensation Committee and the Board adopted, and in 2018 implemented, significant improvements to our compensation program to better align executive compensation with our corporate strategic plan and Shareholders’ expectations, including:

•	Comprehensive review of our compensation philosophy

•	Complete redesign of the Annual Incentive Plan

•	Compensation structure anchored at market median with predetermined variable pay targets

•	Performance Share Unit Plan with cliff vesting based on annual Adjusted EPS performance over three years

•	Restricted Share Plan with long-term vesting of awards (the Restricted Shares awarded in 2020 will cliff vest in 10 years)

•	Executive Common Share ownership guidelines

We have continued to look for ways to further improve our compensation program and achieve greater Shareholder alignment, and in 2020 the Company amended both the Stock Option Plan and the DSU Plan to convert the plans from “evergreen” to “fixed-number” plans with security-based award caps imposed on both an annual and aggregate basis. In 2021, we have also implemented a new performance assessment process aimed at reinforcing alignment between our CEO’s compensation and the achievement of annual targets set by the Board in respect of six key pillars of our success: shareholder value, employees, residents, innovation, ESG, and risk management.

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ABOUT THIS INFORMATION CIRCULAR

Unless otherwise indicated, the information presented in this Information Circular is as of May 11, 2021 and all dollar amounts are expressed in U.S. dollars, which is the presentation currency of the Company’s financial statements. All references to “$”, “USD” or “US$” are to U.S. dollars and all references to “C$” or “CAD” are to Canadian dollars. All references to “Fiscal 2020” refer to the 12-month period ended December 31, 2020. Unless stated otherwise, wherever the value of the Common Shares (or securities deriving their value from Common Shares) is expressed in this Information Circular as of a particular date, that value is calculated using the closing share price of the Common Shares on the TSX as of that date. Unless stated more precisely, values and figures expressed herein have been rounded to the nearest thousand.

In this Information Circular, references to ‘‘Tricon’’, the ‘‘Company’’, ‘‘our’’, “us” or ‘‘we’’ mean Tricon Residential Inc. and its direct and indirect subsidiaries. References to “Common Shares” means the common shares in the capital of the Company, and references to “Shareholders” means the holders of Common Shares.

The Meeting will be held as a completely virtual meeting, which will be conducted via live webcast. Shareholders will not be able to attend the Meeting in person. A summary of the information Shareholders will need to attend the Meeting online is provided herein.

This Information Circular is furnished in connection with the solicitation of proxies by and on behalf of management of the Company for use at the Meeting to be held virtually via live webcast at https://web.lumiagm.com/253792997 on Wednesday, June 23, 2021 at 10:00 a.m. (Toronto time) or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

A glossary of defined terms used in this Information Circular can be found in Appendix D.

NON-IFRS MEASURES

The Company uses certain supplemental measures of key performance, some of which may be referred to in this Information Circular, including, but not limited to, net operating income (“NOI”), funds from operations (“FFO”), core funds from operations (“Core FFO”), adjusted funds from operations (“AFFO”), Adjusted EIBITDA, Adjusted Earnings Per Share, Core FFO per share, AFFO per share, Core FFO payout ratio and AFFO payout ratio, as well as certain key indicators of the performance of our businesses. We utilize these measures in managing our business, including performance measurement and capital allocation. In addition, certain of these measures are used in measuring compliance with our debt covenants. We believe that providing these performance measures on a supplemental basis is helpful to investors and shareholders in assessing the overall performance of the Company’s business. However, these measures are not recognized under International Financial Reporting Standards (“IFRS”). Because non-IFRS measures do not have standardized meanings prescribed under IFRS, securities regulations require that such measures be clearly defined, identified, and reconciled to their nearest IFRS measure.

The supplemental measures should not be construed as alternatives to net income (loss) or cash flow from the Company’s activities, determined in accordance with IFRS, as indicators of Tricon’s financial performance. Tricon’s method of calculating these measures may differ from other issuers’ methods and, accordingly, these measures may not be comparable to similar measures presented by other publicly-traded entities. See the Company’s most recent management’s discussion and analysis available on the SEDAR website at www.sedar.com for a reconciliation of non-IFRS measures to the most directly comparable IFRS measure.

VOTING INFORMATION

The record date for determining Shareholders entitled to vote is May 4, 2021 and Shareholders as of that date are entitled to one vote for each Common Share held on all business matters proposed to come before the Meeting. As of May 4, 2021, there were 194,039,873 Common Shares outstanding.

To the knowledge of the Directors, there are no persons who beneficially own or exercise control or direction over Common Shares carrying 10% or more of the votes attached to the issued and outstanding Common Shares. However, Blackstone became an insider of the Company in connection with the Blackstone Private Placement and currently owns 240,000 Preferred Units and one Common Share, representing approximately 12.3% of the outstanding Common Shares (assuming the exchange of its Preferred Units at the Exchange Price). See “Business of the Meeting – Approval of Blackstone Private Placement Exchange Price”.

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Solicitation of Proxies

The solicitation of proxies for the Meeting will be made using the notice-and-access mechanism in accordance with the provisions of National Instrument 51-102 – Continuous Disclosure Obligations and National Instrument 54-101 – Communication with Beneficial Owners of a Reporting Issuer (“NI 54-101”). Under the notice-and-access system, reporting issuers are permitted to deliver Meeting Materials by posting them on SEDAR at www.sedar.com, as well as a website other than SEDAR, and sending a notice package to Shareholders that includes: (i) the relevant form of proxy or voting instruction form; (ii) basic information about the meeting and the matters to be voted on; (iii) instructions on how to obtain a paper copy of the Meeting Materials; and (iv) a plain language explanation of how the notice-and-access system operates and how the Meeting Materials can be accessed online.

Proxies may also be solicited personally, in writing, by mail or by telephone by employees of the Company, at nominal cost. The Company will bear the cost in respect of the solicitation of proxies for the Meeting and will bear the legal, printing and other costs associated with the preparation of the Information Circular.

The Company intends to pay for intermediaries to deliver Meeting Materials and Form 54-101F7 (the request for voting instructions) to “objecting beneficial owners”, in accordance with NI 54-101.

Virtual Meeting

This year, like last year, to mitigate risks to the health and safety of the Company’s Shareholders, communities, employees and other stakeholders posed by the ongoing COVID-19 pandemic, the Meeting will be in a virtual-only format, which will be conducted via live webcast. All Shareholders, regardless of geographic location and equity ownership, will have an equal opportunity to participate at the Meeting. Shareholders will not be able to attend the Meeting in person. Registered shareholders and duly appointed proxyholders will be able to attend, participate or vote at the Meeting online at https://web.lumiagm.com/253792997. Guests and non-registered Shareholders (being shareholders who hold their Common Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary) who have not duly appointed themselves as proxyholder will not be able to vote or ask questions at the Meeting.

You can participate online using your smartphone, tablet or computer. Confirm that the browser for whichever device you are using is compatible by visiting https://web.lumiagm.com/253792997 in advance of the Meeting. You will need the latest version of Chrome, Safari, Edge or Firefox (please do not use Internet Explorer). As usual, you may also provide voting instructions before the Meeting by completing the form of proxy or voting information form that has been provided to you, and we encourage Shareholders to do so. By participating online as described herein, you will be able to hear / view a live webcast of the Meeting, ask the presenters questions online and, if you have not already voted by proxy, submit your votes in real time. The online Meeting will ensure that Shareholders who attend the Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Further information regarding the virtual Meeting interface can be found at https://go.lumiglobal.com/faq.

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How to Vote

Due to the virtual nature of the Meeting, Shareholders are encouraged to express their vote in advance by completing a form of proxy or voting instruction form, or where advanced voting is not possible, to do so online at the Meeting. Please follow the instructions below based on whether you are a non-registered (beneficial) Shareholder or a registered Shareholder.

	Registered Shareholders (proxy form)	Non-registered Beneficial Shareholders (voting instruction form)
Registered shareholders whose names are on record with the Company as the registered holders of Common Shares

Non-registered beneficial holders who own Common Shares, but whose Common Shares are registered in the name of an intermediary (such as a securities broker, financial institution, trustee, custodian or other nominee)

Your intermediary will send you a voting instruction form1

Voting Prior to the Meeting

•  Complete and sign the Form of Proxy and return the form in the envelope provided or vote online at www.voteproxyonline.com or submit your proxy by fax at 416-595-9593 or as otherwise indicated on the Form of Proxy no later than 10:00 a.m. (Toronto time) on June 21, 2021

•  If attending the virtual Meeting, log in by following the instructions below.

•  Complete the voting instruction form and return it in the envelope provided or as otherwise permitted by your intermediary no later than 10:00 a.m. (Toronto time) on June 21, 2021

•  If attending the virtual Meeting, log in by following the instructions below.

Voting at the Meeting

•  If you are unable to vote in advance by completing a Form of Proxy, you may vote online at the Meeting:

•  Log in at https://web.lumiagm.com/253792997 at least 15 minutes before the Meeting starts

•  Click on “I have a control number”

•  Enter your 12-digit control number (on your proxy form)

•  Enter the password: tricon2021

•  You have to be connected to the Internet at all times to be able to vote.

If you are unable to vote in advance by completing a voting instruction form, follow the instructions on your voting instruction form:

•  Complete your name in the space provided to instruct your intermediary to appoint you as proxyholder

•  Do not complete the voting instructions section of the form as you will be voting at the Meeting

•  Sign and return the voting instruction form according to the delivery instructions provided

•  Get a control number by completing the request for control number form located online at https://tsxtrust.com/resource/en/75 and submitting it by email to tsxtrustproxyvoting@tmx.com by 10:00 a.m. (Toronto time) on June 21, 2021

•  Vote online at the Meeting:

•  Log in at https://web.lumiagm.com/253792997 at least 15 minutes before the Meeting starts

•  Click on “I have a control number”

•  Enter the control number provided to you by tsxtrustproxyvoting@tmx.com

•  Enter the password: tricon2021

•  You have to be connected to the Internet at all times to be able to vote.

Changing Your Vote

•  Revoke the proxy by:

•  Completing and signing a proxy bearing a later date and depositing it as described above;

•  Depositing an instrument in writing executed by the Shareholder or by his, her or its attorney authorized in writing:

•  at the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof at which the proxy is to be used, or

•  with the Chair of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment thereof; or

•  In any other manner permitted by law

•  Change your vote by:

•  Sending in another properly completed and signed proxy form with a later date, as long as it is received by the cut-off time noted above.

• Contact your intermediary for instructions in advance of the proxy cut-off.

(1)

Intermediaries are required to forward Meeting Materials to non-registered beneficial holders who own Common Shares unless such non-registered beneficial holders have waived the right to receive them. Typically, intermediaries will use a service company, such as Broadridge Investor Communication Solutions, to forward Meeting Materials to non-registered beneficial holders.

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How Your Proxy Will Be Voted

You can choose to vote “For”, “Against” or “Withhold”, depending on the item to be voted on at the Meeting.

When you sign the proxy form or voting instruction form, you authorize Mr. David Berman (or, in his absence, the alternate individuals set out on the forms) to vote your Common Shares in accordance with your instructions.

In the absence of such instructions, such Common Shares will be voted at the Meeting as follows:

•	FOR the election of each of the nominees to the Board of Directors listed under the heading “Business of the Meeting – Election of Directors”;

•	FOR the appointment of PricewaterhouseCoopers LLP, Chartered Professional Accountants, as auditor of the Company and to authorize the Board of Directors to fix the auditor’s remuneration; and

•

FOR the passing of an ordinary resolution, the text of which is included at Appendix C to the Information Circular (the “Exchange Price Resolution”), approving the setting of the Exchange Price on accrued Distributions in respect of Preferred Units at $8.50, as may be adjusted from time to time in accordance with the Tricon PIPE LLC Agreement, subject to the Exchange Maximum, in connection with the Blackstone Private Placement.

You may also appoint another proxyholder, who need not be a Shareholder, to attend the virtual Meeting and vote your Common Shares for you on your behalf by completing the proxy form or voting instruction form accordingly. If you are a non-registered beneficial shareholder, please consult your intermediary for instructions.

BUSINESS OF THE MEETING

1. Financial Statements

The financial statements of the Company for Fiscal 2020 and the auditor’s report thereon, which were filed by the Company, made available at www.sedar.com and mailed to those Shareholders who requested a paper copy, will be tabled at the Meeting. No formal action will be taken at the Meeting to approve the financial statements. If any Shareholder has questions regarding such financial statements, they may be brought forward at the Meeting.

2. Election of Directors

The number of Directors to be elected at the Meeting is nine (9). Information on each of the nominees is presented starting on page 16 of this Information Circular. Each nominee elected as a Director will hold office until the next annual meeting of Shareholders or until his or her successor is elected or appointed. Mr. Cohen’s nomination has been confirmed by Blackstone pursuant to its right to nominate one member of the Board of Directors in connection with the closing of the Blackstone Private Placement.

The Board recommends you vote FOR each nominee

Majority Voting

Effective April 18, 2011, the Board adopted, in accordance with the rules of the TSX, a majority voting policy for the election of Directors at an annual Shareholders’ meeting. This includes the practice of ensuring that the proxy forms used for the election of Directors by Shareholders enable Shareholders to vote in favour of, or withhold their vote for, each Director nominee separately. In an uncontested election, any Director nominee who receives a greater number of votes “withheld” than votes “for” shall promptly submit to the Board her or his resignation, which shall take effect only upon the acceptance by the Board.

The Board, upon the recommendation of the Governance Committee, shall within 90 days following the date of the applicable meeting determine either to accept or not accept the Director’s resignation, and the Board shall promptly disclose, via press release, the determination, including, in cases where the Board has determined not to accept a resignation, the reasons therefor. It is generally expected that the Governance Committee will recommend that the Board accept such resignation except in extraordinary circumstances. If a resignation is accepted, the Board may appoint a new Director to fill any vacancy, or may reduce the size of the Board. A copy of the majority voting policy is available on the Company’s website at www.triconresidential.com/investors/corporate-governance/.

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3. Appointment and Remuneration of Auditor

The Audit Committee of the Board (the “Audit Committee”) has recommended to the Board that it propose to Shareholders that PricewaterhouseCoopers LLP (“PWC”) be reappointed as the auditor of the Company to hold office until the close of the next annual meeting of Shareholders and that the Board of Directors be authorized to fix the auditor’s remuneration. PWC was first appointed as auditor of the Company on January 26, 2010, and has been the auditor of the funds that the Company manages since 1997.

A simple majority of the votes cast at the Meeting, whether by proxy or voted online, will constitute approval of this matter.

The Board recommends you vote FOR PWC as our auditor

External Auditor’s Fees

The aggregate fees paid to PWC for the fiscal years 2018 through 2020 are as follows.

Fiscal Year Ended December 31[1] ($)	Company Audit Fees[2] ($)	Company Audit- Related Fees ($)	Audit of Tricon- Managed Funds ($)	All Other Fees[3] ($)
2020	350,322	82,313	336,343	216,462
2019	370,444	122,476	235,377	271,674
2018	383,348	61,768	189,686	157,682

(1)

An additional 5% administrative fee is charged on the fee amounts noted above. For the purposes of translating these amounts into U.S. dollars, the CAD/USD conversion rates used for Fiscal 2020, 2019 and 2018 were 0.7461, 0.7537 and 0.7721, respectively, based on the average yearly exchange rates posted on the Bank of Canada website.

(2)	“Company Audit-Related Fees” comprise services performed on the Company’s quarterly interim reviews and prospectus audit work done.
(3)	“All Other Fees” relate to additional consulting services in support of the Company’s transactional activities.

4. Approval of Blackstone Private Placement Exchange Price

Background

On August 27, 2020, the Company announced that a syndicate of investors led by Blackstone Real Estate Income Trust, Inc., through its subsidiary, BREIT Debt Parent LLC (“Blackstone”), had agreed to make a $300 million preferred equity investment in Tricon through the purchase of newly-created preferred units (“Preferred Units”) of Tricon PIPE LLC (“Tricon PIPE”), the Company’s indirectly wholly-owned subsidiary, on a private placement basis (the “Blackstone Private Placement”). The Preferred Units were issued for $1,000 per Preferred Unit (the “Liquidation Preference”) and are exchangeable into Common Shares at any time at the option of the holder at an initial exchange price of $8.50 (the “Exchange Price”), subject to adjustment from time to time in accordance with the terms of the amended and restated limited liability company agreement of Tricon PIPE dated September 3, 2020 (the “Tricon PIPE LLC Agreement”). The Blackstone Private Placement was negotiated at arm’s length to the Company. Closing of the Blackstone Private Placement occurred on September 3, 2020 (the “Closing”).

The Exchange Price represented an approximate 13% premium to Tricon’s five-day volume weighted average trading price (“VWAP”) as of August 26, 2020, the date the investors entered into binding securities subscription agreements with respect to the Blackstone Private Placement.

Prior to Closing, Blackstone and its affiliates did not own any equity securities of Tricon. Upon Closing, Blackstone became an insider of Tricon and acquired 240,000 Preferred Units and one Common Share, representing approximately 12.8% of the then-outstanding Common Shares (assuming the exchange of its Preferred Units at the Exchange Price). As of the date hereof, Blackstone owns 240,000 Preferred Units and one Common Share, representing approximately 12.3% of the outstanding Common Shares (assuming the exchange of its Preferred Units at the Exchange Price).

In connection with the Blackstone Private Placement, the Company, Tricon PIPE and Blackstone entered into an investor rights agreement on Closing (the “Blackstone Investor Rights Agreement”), pursuant to which Blackstone, subject to ownership requirements enumerated in the Blackstone Investor Rights Agreement, is entitled to: (a) Board nomination rights for one nominee, (b) participation rights with respect to future offerings of Common Shares and securities exchangeable for, convertible into or exchangeable into Common Shares (excluding certain exempt issuances), (c) registration rights with respect to the Common Shares, and (d) certain other governance rights, including the right to approve certain actions proposed to be taken by the Company and its subsidiaries, as more particularly set out in the Blackstone Investor Rights Agreement. The Blackstone Investor Rights Agreement is available on SEDAR at www.sedar.com.

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Preferred Unit Terms

The LLC Agreement provides for the rights and privileges attaching to the Preferred Units. Key terms of the Preferred Units include:

(a)

The Preferred Units do not have a fixed term. The Preferred Units are entitled to a quarterly cash distribution in perpetuity, at a rate of 5.75% per annum through to the seventh anniversary of Closing, and subject to annual increases of 100 basis points thereafter, to a maximum of 9.75%, and additional increases in the event of non-payment (the “Distributions”).

(b)

In the event of non-payment of the Distributions, the amount of such unpaid Distributions shall automatically accrue and cumulate and the Distribution rate then in effect will increase by 2.00% until all accrued Distributions are paid in full.

(c)

The Preferred Units are exchangeable into Common Shares at any time at the option of the holder at the Exchange Price. In the event the Exchange Price Resolution is passed, accrued Distributions on the Preferred Units that are not paid in cash will also be exchangeable at the Exchange Price, subject to the Exchange Maximum (as defined and described in more detail below).

(d)

The Exchange Price is subject to anti-dilution adjustment from time to time if, as more particularly described in the LLC Agreement: (i) the Company pays a dividend (or other distribution) in Common Shares to holders of the Common Shares, (ii) the Company issues to holders of Common Shares, rights, options, or warrants entitling them to subscribe for or purchase Common Shares at less than market value, (iii) the Company subdivides, consolidates, combines or reclassifies the Common Shares into a greater or lesser number of Common Shares, (iv) a capital reorganization of the Company is effected, or (v) the Company makes a payment of a dividend or other distribution on Common Shares of equity securities of any class or series, or similar equity interests, of or relating to a subsidiary where such equity securities or similar equity interests are listed or quoted on a stock exchange.

(e)

Beginning on the fourth anniversary of Closing, Tricon PIPE has the option, but not the obligation, to require all (but not less than all) the Preferred Units to be exchanged into Common Shares if the VWAP on 20 trading days in a 30 consecutive trading day period of the Common Shares exceeds 135% of the Exchange Price, which shall be reduced to 115% of the Exchange Price beginning on the fifth anniversary.

(f)

Beginning on the fifth anniversary of Closing, Tricon PIPE has the option, but not the obligation, to redeem all (but not less than all) the Preferred Units for an amount in cash equal to 105% of the Liquidation Preference, plus any accrued Distributions.

(g)

In the event of a change of control, Tricon PIPE will offer to redeem all but not less than all Preferred Units for a cash amount equal to the greater of (i) the Liquidation Preference plus a make whole premium based on the Distributions that would have been payable on the Preferred Units from the redemption date until and including the sixth anniversary of Closing, and (ii) the number of Common Shares into which the Preferred Units are exchangeable multiplied by the market price immediately prior to such change of control.

(h)

In the event of a change of control in more limited circumstances, Tricon PIPE shall have the right, at its option, to redeem all but not less than all of the Preferred Units held by any holder of Preferred Units that does not accept the redemption offer noted in (g) above.

(i)

The Preferred Units shall not be exchangeable into Common Shares if and to the extent that, (i) as a result of the delivery of Common Shares upon such exchange, the holder, together with its affiliates or other persons acting together with the holder, would beneficially own or exercise control or direction over in excess of 19.99% of the number of Common Shares outstanding immediately after giving effect to such exchange, or (ii) the holder would become an acquiring person under the Company’s shareholder rights plan.

(j)	The Preferred Units do not entitle the holder thereof to vote as a Shareholder of Tricon.

For further details on the Blackstone Private Placement and the Preferred Units, please refer to the Company’s material change report dated August 31, 2020 and the Tricon PIPE LLC Agreement, each of which may be found on SEDAR at www.sedar.com.

Shareholder Approval

The approval of Shareholders (on a disinterested basis) of the Exchange Price Resolution is required to set the Exchange Price on accrued Distributions in respect of Preferred Units at $8.50, as may be adjusted from time to time in accordance with the Tricon PIPE LLC Agreement, subject to a maximum of 48,071,775 Common Shares being issuable upon the exchange of all Preferred Units and accrued Distributions thereon in the aggregate (the “Exchange Maximum”).

The Preferred Units are exchangeable into Common Shares at any time at the option of the holder at the Exchange Price. Currently, any accrued Distributions on the Preferred Units are not exchangeable for Common Shares and must be paid in cash upon exchange of the underlying Preferred Units. In the event the Exchange Price Resolution is passed at the Meeting, accrued Distributions on the Preferred Units not otherwise paid in cash will also be exchangeable for Common Shares at the Exchange Price, subject to the Exchange Maximum.

Pursuant to the rules of the TSX, using a fixed Exchange Price is not permitted for future Distributions that have not yet accrued, without Shareholder approval. Specifically, under Section 607(e) and Section 610(a) of the TSX Company Manual, the price and exchange price per listed security for any private placement must not be lower than the market price (less the applicable discount), and where the determination of the exchange price could result in an exchange price lower than the market price at the time of issuance or exchange (as is the case for the $8.50 Exchange Price for future accrued Distributions on the Preferred Units as they have not yet accrued) security holder approval is required.

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At the time of the Blackstone Private Placement, the TSX approved the listing of up to 35,294,118 Common Shares issuable upon exchange of the Preferred Units excluding any accrued Distributions thereon (representing 18.3% of the issued and outstanding Common Shares immediately prior to the Closing) until the requisite Shareholder approval is obtained. Conditional upon the receipt of the requisite Shareholder approval, the TSX has approved the listing of up to 48,071,775 Common Shares issuable upon the exchange of the Preferred Units and any accrued Distributions thereon (representing 24.9% of the issued and outstanding Common Shares immediately prior to the Closing).

As of the date hereof, before giving effect to the Exchange Maximum, the Preferred Units would be exchangeable for an aggregate of 35,294,118 Common Shares, representing approximately 15.4% of the outstanding Common Shares.

Exchange Price Resolution

The Company is seeking approval of the Exchange Price Resolution which, if passed, will approve the setting of the Exchange Price on accrued Distributions in respect of Preferred Units at $8.50, as may be adjusted from time to time in accordance with the Tricon PIPE LLC Agreement, subject to the Exchange Maximum. The full text of the Exchange Price Resolution is attached hereto as Appendix C.

The Exchange Price Resolution is an ordinary resolution that, in order to succeed, must be passed by a majority of the votes cast at the Meeting, whether by proxy or voted online, on a disinterested basis (i.e. excluding votes attached to any Common Shares directly or indirectly owned or controlled by holders of Preferred Units or their affiliates). The current holders of Preferred Units are: Blackstone, certain funds managed by Vision Capital Corporation, certain funds managed by 1832 Asset Management L.P., certain funds managed by RBC Global Asset Management Inc., Puddingstone Trust, Craig Peskin and Peter Fleiss. As of the date hereof, holders of Preferred Units and their affiliates owned or controlled 18,298,533 Common Shares in the aggregate, representing approximately 9.4% of the outstanding Common Shares as of the date hereof.

If the Exchange Price Resolution is passed, accrued Distributions on the Preferred Units not paid in cash will be exchangeable for Common Shares at the Exchange Price, subject to the Exchange Maximum. If the Exchange Price Resolution is not passed, accrued Distributions on the Preferred Units will continue to not be exchangeable for Common Shares and must be paid in cash upon exchange of the underlying Preferred Units.

Recommendation of the Board of Directors

In connection with the Blackstone Private Placement and pursuant to the Blackstone Investor Rights Agreement, the Company agreed to seek Shareholder approval for the Exchange Price Resolution at the Meeting. The Board unanimously determined to approve the Blackstone Private Placement and believes that approval of the Exchange Price Resolution is in the best interests of the Company given the benefits of the Blackstone Private Placement as outlined in the Company’s press release dated August 27, 2020.

The Board unanimously recommends that Shareholders vote “FOR” the approval of the Exchange Price Resolution. In the absence of a contrary instruction, the persons designated by management of the Company in the enclosed Form of Proxy intend to vote FOR the Exchange Price Resolution.

The persons named in the Form of Proxy, if not expressly directed to the contrary in such Form of Proxy, will vote such proxies in favour of approving the Exchange Price Resolution. In accordance with the rules of the TSX, a simple majority of the votes cast at the Meeting (on a disinterested basis), whether by proxy or voted online, will constitute approval of this matter.

The Board recommends you vote FOR the approval of the Exchange Price Resolution

Interest of Certain Persons in Matters to be Acted Upon

Other than as disclosed below, no Director or executive officer of the Company, no proposed nominee for election as a Director of the Company, and no associate or affiliate of any such person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of Directors.

Mr. Cohen has an indirect interest in the approval of the Exchange Price Resolution as an affiliate of Blackstone, which itself has an interest in the approval of the Exchange Price Resolution by virtue of its ownership of Preferred Units. However, the Exchange Price Resolution is an ordinary resolution that, in order to succeed, must be passed by a majority of the votes cast at the Meeting, whether by proxy or voted online, on a disinterested basis (i.e. excluding votes attached to any Common Shares directly or indirectly owned or controlled by holders of Preferred Units or their affiliates). Accordingly, any votes attaching to Common Shares held by Mr. Cohen or Blackstone will be excluded from the vote.

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2020 Voting Results

Voting results of the Meeting will be filed on SEDAR at www.sedar.com following the Meeting. The voting results from the Company’s annual and special meeting of Shareholders held on July 7, 2020 were:

1. Election of Directors

Nominee	# of Votes For	% of Votes For	# of Votes Withheld	% of Votes Withheld
David Berman	122,322,887	98.30	2,113,899	1.70
J. Michael Knowlton	122,271,952	98.26	2,164,834	1.74
Peter D. Sacks	122,448,642	98.40	1,988,144	1.60
Siân M. Matthews	114,082,005	91.68	10,354,781	8.32
Ira Gluskin	124,180,638	99.79	256,148	0.21
Camille Douglas	124,089,107	99.72	347,679	0.28
Tracy Sherren	124,115,704	99.74	321,082	0.26
Gary Berman	124,008,774	99.66	428,012	0.34
Geoff Matus	124,059,513	99.70	377,273	0.30

2. Appointment and Remuneration of Auditor

# of Votes For	% of Votes For	# of Votes Withheld	% of Votes Withheld
112,517,282	90.27%	12,124,437	9.73%

3. Resolution to Affirm, Ratify and Approve the Company’s Stock Option Plan

# of Votes For	% of Votes For	# of Votes Withheld	% of Votes Withheld
108,245,478	86.99%	16,191,308	13.01%

4. Resolution to Affirm, Ratify and Approve the Company’s DSU Plan

# of Votes For	% of Votes For	# of Votes Withheld	% of Votes Withheld
112,325,683	90.27%	12,111,103	9.73%

5. Special Resolution Approving the Amendment of the Company’s Articles to Change its Name to ‘Tricon Residential Inc.’

# of Votes For	% of Votes For	# of Votes Withheld	% of Votes Withheld
124,502,532	99.89%	139,187	0.11%

DIRECTOR NOMINEES

Every member of our Board of Directors is elected annually. While the Board currently consists of ten Directors, Tracy Sherren is not standing for re-election at the Meeting following the expiry of Starlight’s right to nominate one member of the Board of Directors pursuant to the terms of the Starlight Transaction and her current term as a Director will end on the date of the Meeting. Accordingly, you are being asked to vote on the election of nine nominees, each of whom currently serves as a Director, and the size of the Board will be reduced to nine members upon the election of Directors at the Meeting. Mr. Cohen’s nomination has been confirmed by Blackstone pursuant to its right to nominate one member of the Board of Directors in connection with the closing of the Blackstone Private Placement.

The Governance Committee has commenced a search for a new tenth Director who will further enrich the Board’s collective expertise and perspective and is taking the Company’s leadership diversity priorities firmly into account in that search. This section provides you with information about each of our nine director nominees standing for election.

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~5%7 Total Shareholding of our Nominees in Common Shares, Restricted Shares and DSUs (as a percentage of the 194,039,873 Common Shares outstanding on May 1, 2021) 7 YEARS Average Board Tenure (since the IPO in 2010) Independence Each Board committee is 100% independent 2/3 of Directors are Independent Gender Residence Independence Age Range Board Tenure

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DAVID BERMAN, Executive Chairman	Director Since: Pre-IPO
Toronto, Ontario, Canada	Non-Independent

David Berman has been involved in all phases of Tricon’s development since co-founding the Company in 1988. He served as the Company’s Chairman and Chief Executive Officer until March 2015, and has since transitioned into the role of Executive Chairman. Mr. Berman is a member of Tricon’s Executive Committee and is Chair of its Investment Committee. He has close to 50 years of experience in the real estate industry in the United States, Canada and abroad.

Mr. Berman began his career in North America in 1978 at what is now Citibank Canada, where he was Vice President of real estate lending. In 1982, he joined First City Development Corporation as Vice President, focusing on real estate acquisitions and equity lending. Prior to co-founding Tricon, Mr. Berman was an Executive Vice President for Lakeview Estates Limited, where he was responsible for land development and single-family homebuilding.

Mr. Berman serves on the board of the Royal Conservatory of Music in Toronto. At the end of 2019, he stepped down from the University of Toronto’s Real Estate Advisory Committee, where he had served for many years. He previously held a similar position at the Fisher Center at the University of California at Berkeley.

Mr. Berman has a Master of Business Administration degree, graduating with High Distinction, and a Bachelor of Science degree from the University of the Witwatersrand in Johannesburg, South Africa.

Equity Ownership/Control (as of May 1, 2021)

Common Shares (voting securities)	DSUs (non-voting securities)	Stock Options (non-voting securities)	5.75% Convertible Debentures (non-voting securities)

3,991,144	461,646	110,000	Nil

Board Committee Membership

None

Other Public Board Membership

None

2020 Meeting Attendance

Board Meetings Attended		Applicable Committee Meetings Attended

11 of 11		N/A

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J. MICHAEL KNOWLTON	Director Since: 2011
Toronto, Ontario	Independent

Michael Knowlton is the Chair of the Audit Committee of the Board.

Mr. Knowlton retired from Dundee Realty Corporation in 2011, where he was President and COO of Dundee Real Estate Investment Trust. He joined Dundee Realty in 1998, and held a variety of positions with Dundee Realty and Dundee Real Estate Investment Trust, including Executive Vice President and COO, Executive Vice President and CFO and Managing Director of Limited Partnerships, before becoming President of the REIT in 2006. Prior to that, he was Senior Vice President and CFO of OMERS Realty Corp. from 1990 until 1998.

Mr. Knowlton is a trustee and the Chair of Crombie Real Estate Investment Trust (TSX: CRR.UN) and a trustee and member of the Audit Committee and Governance Committee of Dream Industrial Real Estate Investment Trust (TSX: DIR.UN). He is a former member of the boards of trustees of Dream Global Real Estate Investment Trust, True North Apartment Real Estate Investment Trust and Northwest Healthcare Properties Real Estate Investment Trust.

Mr. Knowlton has a Bachelor of Science (Engineering) degree and a Master of Business Administration degree from Queen’s University. He is a Chartered Accountant and has an ICD.D designation.

Equity Ownership/Control (as of May 1, 2021)

Common Shares (voting securities)	DSUs (non-voting securities)	Stock Options (non-voting securities)	5.75% Convertible Debentures (non-voting securities)

36,496	33,647	75,000	Nil

Board Committee Membership

Audit Committee (Chair)

Compensation, Nominating and Corporate Governance Committee

Other Public Board Membership

Crombie Real Estate Investment Trust (TSX: CRR.UN)

Dream Industrial Real Estate Investment Trust (TSX: DIR.UN)

2020 Meeting Attendance

Board Meetings Attended		Applicable Committee Meetings Attended

11 of 11		4 of 4 (Audit Committee)

5 of 5 (Governance Committee)

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PETER D. SACKS	Director Since: 2014
Toronto, Ontario, Canada	Independent

Peter Sacks (B.Comm., CA) is the Lead Director of the Company.

Mr. Sacks retired as the founding partner of Cidel Asset Management Inc., now part of Cidel – a Canadian Private Bank. His experience in Wealth Management followed an extensive career in banking during which he held executive positions in Treasury Management at CIBC, Chase Manhattan Bank Canada and Midland Bank Canada.

Mr. Sacks was formerly an independent director/trustee of several U.S. publicly-traded closed-end funds managed by Standard Life Aberdeen PLC, and a former trustee of Aberdeen Funds. His past directorships in Canada include Kinross Mortgage Corporation Ltd., CIBC Trust Company Ltd., CIBC Limited and Horizons BetaPro ETFs. He also served on the Investment Advisory Committee of the Ontario Public Guardian and Trustee and was Chair of the Independent Review Committee of Children’s Education Funds Inc. His community service has included directorships of Young People’s Theatre, Childhood Now and TSCC 1849.

Equity Ownership/Control (as of May 1, 2021)

Common Shares (voting securities)	DSUs (non-voting securities)	Stock Options (non-voting securities)	5.75% Convertible Debentures (non-voting securities)

32,978	13,396	50,000	$125,000 (conversion price: $10.46 per share)

Board Committee Membership

Compensation, Nominating and Corporate Governance Committee

Other Public Board Membership

None

2020 Meeting Attendance

Board Meetings Attended		Applicable Committee Meetings Attended

11 of 11		5 of 5

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SIÂN M. MATTHEWS	Director Since: 2015
Calgary, Alberta, Canada	Independent

Siân Matthews is the Chair of the Compensation, Nominating and Corporate Governance Committee of the Board.

Ms. Matthews is a corporate director. Until 2009, she was a partner and head of the Private Services Group at Bennett Jones LLP and she began her legal career at Macleod Dixon LLP in Calgary.

Ms. Matthews is also a director of Cidel Bank Canada, The Calgary Foundation and the Southern Alberta Opera Association, and a past director and Chair of the Governance Committee of the Calgary Municipal Lands Corporation, a past director and Chair of the Governance Committee of the Heritage Park Society and a past director of the Calgary Opera Association. She is also a director of several private corporations.

Ms. Matthews is the past Chair of Canada Post Corporation, where she had also served as Chair of the Strategic Initiatives Oversight Committee, Chair of the Corporate Social Responsibility and Environmental Risks Committee and a member of the Audit Committee, Governance Committee, Human Resources Committee and Pension Committee.

Ms. Matthews has nationally recognized legal expertise in the areas of taxation and governance and has been distinguished by her peers by inclusion on the Best Lawyers in Canada and the Lexpert Leading Practitioners lists.

Ms. Matthews is a member of the Law Society of Alberta and has a Bachelor of Arts degree from the University of Waterloo, a Juris Doctor degree from the University of Ottawa and an ICD.D designation.

Equity Ownership/Control (as of May 1, 2021)

Common Shares (voting securities)	DSUs (non-voting securities)	Stock Options (non-voting securities)	5.75% Convertible Debentures (non-voting securities)

7,500	58,171	75,000	Nil

Board Committee Membership

Compensation, Nominating and Corporate Governance Committee (Chair)

Other Public Board Membership

None

2020 Meeting Attendance 2020 Meeting Attendance

Board Meetings Attended		Applicable Committee Meetings Attended

11 of 11		5 of 5

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IRA GLUSKIN	Director Since: 2016
Toronto, Ontario, Canada	Independent

Ira Gluskin is the Chief Investment Officer of Irager + Associates Inc., a family office overseeing strategy and investments. He is also the co-founder of Gluskin Sheff + Associates Inc., one of Canada’s pre-eminent wealth management firms. He served as the firm’s President and Chief Investment Officer until 2009, and as a Director and the firm’s Vice-Chairman until 2013. Before co-founding Gluskin Sheff, Mr. Gluskin was a highly-ranked real estate securities analyst at a leading Canadian investment dealer.

Mr. Gluskin serves on the Board of Directors of European Residential Real Estate Investment Trust (TSX-V: ERE.UN) and is a member of the Advisory Boards of Vision Capital Corporation, Ewing Morris & Co. Investment Partners Ltd. and the University of Toronto’s Real Estate Advisory Committee. He is also a member of the University of Toronto’s Boundless Campaign Executive Committee, the Sinai Health System’s Board of Directors and Investment Committee and the boards of the Canadian Jewish News, The Walrus Magazine, Capitalize for Kids and the National Theatre School of Canada.

Mr. Gluskin is the former Chair of the University of Toronto Asset Management Corporation and the former Chair of the Investment Advisory Committee for the Jewish Foundation of Greater Toronto, where he is currently a member of its Investment Committee.

Mr. Gluskin has a Bachelor of Commerce degree from the University of Toronto. In 2019, he received an Honorary Doctorate of Laws degree from Wilfrid Laurier University.

Equity Ownership/Control (as of May 1, 2021)

Common Shares (voting securities)	DSUs (non-voting securities)	Stock Options (non-voting securities)	5.75% Convertible Debentures (non-voting securities)
975,717	46,356	50,000	Nil

Board Committee Membership

Audit Committee

Other Public Board Membership

European Residential REIT (TSX-V: ERE.UN)

2020 Meeting Attendance

Board Meetings Attended	Applicable Committee Meetings Attended
11 of 11	4 of 4

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CAMILLE DOUGLAS	Director Since: 2018
New York, New York, United States	Independent

Camille Douglas is a senior executive in the real estate industry with more than 30 years of experience in real estate transactions and financial strategy. Her work has included corporate and project-based acquisitions, dispositions and financing, including pioneering work on commercial mortgage-backed securities and cross-border equity investment.

Ms. Douglas is Senior Managing Director, Acquisitions and Capital Markets at LeFrak, a real estate investment and development company. Since joining LeFrak in 2010, she has been responsible for strategic real estate acquisition and development initiatives.

Ms. Douglas serves on the Board of Trustees of Starwood Property Trust (NYSE: STWD), where she is a member of the Audit Committee. In addition, she has been an Adjunct Professor in Finance and Economics at Columbia Business School since 2004.

Ms. Douglas has a Master of Urban Planning degree from Harvard University Graduate School of Design and a Bachelor of Arts degree from Smith College.

Equity Ownership/Control (as of May 1, 2021)

Common Shares (voting securities)	DSUs (non-voting securities)	Stock Options (non-voting securities)	5.75% Convertible Debentures (non-voting securities)
0	16,685	25,000	Nil

Board Committee Membership

Audit Committee

Other Public Board Membership

Starwood Property Trust (NYSE MKT: STWD)

2020 Meeting Attendance

Board Meetings Attended	Applicable Committee Meetings Attended
11 of 11	4 of 4

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Frank Cohen	Director Since: 2020
New York, New York, United States	Independent

Frank Cohen is a Senior Managing Director at Blackstone, a leading global investment firm that he joined in 1996. In this capacity, he is the Global Head of Core+ Real Estate and the Chairman and CEO of Blackstone Real Estate Income Trust. During his career with the firm, he has been involved in more than $100 billion of real estate transactions.

Mr. Cohen serves as a director for several Blackstone-affiliated companies, including Blackstone Real Estate Income Trust and EQ Office, and was formerly a director of Hudson Pacific Properties (NYSE: HPP). He is also active in several industry and civic organizations; he is a Trustee of the Urban Land Institute, on the NAREIT Advisory Board of Governors, on the Board of the Regional Plan Association and on the Board of Visitors of the Weinberg College of Arts and Sciences at Northwestern University.

Mr. Cohen has a Bachelor of Arts degree from Northwestern University, where he graduated from the Honours Program in Mathematical Methods in the Social Sciences, with a double major in political science.

Mr. Cohen was appointed to the Board of Directors on September 3, 2020.

Equity Ownership/Control (as of May 1, 2021)

Common Shares (voting securities)	DSUs (non-voting securities)	Stock Options (non-voting securities)	5.75% Convertible Debentures (non-voting securities)
Nil	Nil	Nil	Nil

Board Committee Membership

N/A

Other Public Board Membership

None

2020 Meeting Attendance

Board Meetings Attended	Applicable Committee Meetings Attended
2 of 2 following appointment[1]	N/A

(1)	Mr. Cohen was appointed to the Board on September 3, 2020.

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GARY BERMAN	Director Since: 2014
Toronto, Ontario, Canada	Non-Independent

Gary Berman is President and Chief Executive Officer of Tricon.

Mr. Berman is responsible for Tricon’s overall operations, including strategic planning, investment decisions, capital commitments, relationship management and private fundraising. Since joining the Company in 2002, Mr. Berman has helped transform Tricon from a private provider of equity and mezzanine capital to the for-sale housing industry to a publicly-listed company focused on rental housing. Under his leadership, Tricon has established itself as a diversified residential company with a growing portfolio of single-family rental homes, multi-family properties, development projects, and build-to-rent communities. Mr. Berman is a member of the Company’s Board of Directors as well as its Investment Committee and Executive Committee.

Mr. Berman is a Trustee of the Urban Land Institute, a member of the University of Toronto Real Estate Advisory Committee, and a Governor of the Corporation of Massey Hall and Roy Thomson Hall, where he also serves on the Massey Hall Revitalization Committee. He is the co-founder of the Pug Awards, an online awards and education-based charity that, for a decade, helped to increase architectural awareness and elevate planning and design standards in Toronto.

Mr. Berman has a Master of Business Administration degree from Harvard Business School, where he was designated a Baker Scholar, and a Bachelor of Commerce degree from McGill University, where he graduated first overall in the Faculty of Management.

Equity Ownership/Control (as of May 1, 2021)

Common Shares (voting securities) (including Restricted Shares)	DSUs (non-voting securities)	Stock Options (non-voting securities)	5.75% Convertible Debentures (non-voting securities)
1,684,442	830,183	525,000	Nil

Board Committee Membership

None

Other Public Board Membership

None

2020 Meeting Attendance

Board Meetings Attended		Applicable Committee Meetings Attended

11 of 11		N/A

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GEOFF MATUS	Director Since: Pre-IPO
Toronto, Ontario, Canada	Non-Independent

Geoff Matus co-founded Tricon in 1988 and continues to provide consulting services to the Company. He is a member of the Board of Directors, chairs the Executive Committee and is a member of the Investment Committee.

Mr. Matus is the Chair and co-founder of Cidel Bank of Canada, an international financial services group. He is also the Chair of The Team Companies, a payroll provider for the advertising and entertainment industries. He is a past member of the board of Mount Sinai Hospital (where he currently serves on the Research Advisory Committee), the board of Governing Council of the University of Toronto (where he currently chairs the Pension and Endowment Investment Advisory Committee and the Real Estate Committee) and the Canadian Opera Company. He is a director of the MaRS Discovery District (where he is Chair of the Real Estate Committee) and an honorary director and past Chair of the board of directors of the Baycrest Centre for Geriatric Care. He is the honorary Chair of the Hospital for Sick Kids/ Nelson Mandela Children’s Hospital Project. Mr. Matus has founded several other companies and remains a director of some of them.

In 2005, Mr. Matus received the Jewish Federation award for outstanding service to his community. In 2010, he received the Arbor Award for outstanding service to the University of Toronto and, in 2011, was honoured as a “Man of Distinction” by the Israel Cancer Research Fund.

Mr. Matus has Bachelor of Commerce and Law degrees from the University of the Witwatersrand in Johannesburg, South Africa, and a Master of Laws degree from Columbia University in New York. In 2018, the University of Toronto conferred upon Mr. Matus an honorary Doctor of Laws degree.

Equity Ownership/Control (as of May 1, 2021)

Common Shares (voting securities)	DSUs (non-voting securities)	Stock Options (non-voting securities)	5.75% Convertible Debentures (non-voting securities)
1,137,655	19,221	207,856	Nil

Board Committee Membership

None

Other Public Board Membership

None

2020 Meeting Attendance

Board Meetings Attended		Applicable Committee Meetings Attended

11 of 11		N/A

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Additional Information About the Director Nominees

Biographies for each Director nominee, which include a summary of such nominee’s principal occupation and employment within the five preceding years, as well as a discussion of such nominee’s independence, are set out in the tables above and in the Company’s Annual Information Form dated March 2, 2021 (the “AIF”), and such information is incorporated by reference herein. The AIF can be found under the Company’s profile at www.sedar.com and on our website at www.triconresidential.com/investors. The Company will promptly provide a copy of the AIF free of charge to a Shareholder upon written request to the Company at 7 St. Thomas Street, Suite 801, Toronto, Ontario, M5S 2B7; Attention: Corporate Secretary.

Advance Notice Provisions

Consistent with its focus on good corporate governance, the Company’s by-laws contain provisions (the “Advance Notice Provisions”) providing a clear framework for advance notice of nominations of individuals for election to the Board. A copy of the relevant by-law of the Company (the enactment of which was approved by Shareholders at the annual and special meeting of Shareholders held on May 14, 2013) is included in the Company’s Management Information Circular dated April 16, 2013, available on SEDAR at www.sedar.com. A copy is also available on the Company’s website at www.triconresidential.com/investors/corporate-governance/.

The Advance Notice Provisions set deadlines a certain number of days before a Shareholders’ meeting for a Shareholder to notify the Company of his, her or its intention to nominate one or more individuals for election to the Board, and explains the information that must be included with the notice for it to be valid. The Advance Notice Provisions apply at an annual meeting of Shareholders or a special meeting of Shareholders that is called to elect Directors, and may be waived by the Board. These provisions do not affect the ability of Shareholders to requisition a meeting or to make a proposal under the Business Corporations Act (Ontario). Pursuant to the Advance Notice Provisions, any nominations of individuals for election at the Meeting are required to be submitted by May 21, 2021. As of the date of this Information Circular, no such nominations had been received.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

None of the Directors or proposed Directors of the Company is, as at the date of this Information Circular, or has been, within the ten years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that was subject to any of the following orders, that was in effect for a period of more than 30 consecutive days:

(a)

a cease trade order, an order similar to a cease trade order or an order that denied the Company access to any exemption under securities legislation that was issued while the Director was acting in his or her capacity as director or executive officer; or

(b)

a cease trade order, an order similar to a cease trade order or an order that denied the Company access to any exemption under securities legislation that was issued after the Director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in his or her capacity as director, chief executive officer or chief financial officer.

None of the Directors or proposed Directors of the Company:

(c)

is, as at the date of this Information Circular, or has been, within the ten years before the date of this Information Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(d)

has, within the ten years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed Director; or

(e)

has had imposed any penalties or sanctions by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or has had imposed any penalties or sanctions by a court or a regulatory body that would likely be considered important to a reasonable investor in deciding whether to vote for a proposed Director.

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DIRECTOR COMPENSATION

HIGHLIGHTS

•	No change to the independent Director fee structure in 2020

•	At least 50% of the annual base retainer is deferred in DSUs

•	Minimum share ownership guidelines increased in 2020 to 3 times a Director’s annual retainer

•	Collectively our Directors have approximately C$122 million invested in the Company in Common Shares, DSUs and Restricted Shares (as of May 1, 2021)

The Board of Directors’ compensation is designed to attract and retain committed and qualified Directors and to align their compensation with the long-term interests of Shareholders and the Company.

The Governance Committee is responsible for the development and implementation of the Directors’ compensation arrangements. The Governance Committee reviews and, if necessary, makes recommendations to the Board with respect to the compensation of Board members, the Executive Chairman of the Board, and those acting as committee chairs to, among other things, ensure their compensation appropriately reflects the responsibilities they are assuming.

The fee structure for independent Directors in Fiscal 2020 was as follows:

Board Service
Base Annual Retainer
• Cash	C$	75,000
• DSUs	C$	75,000
Stock options		None
Supplemental retainer for Lead Director	C$	15,000
Committee Service
Chair of the Audit Committee	C$	15,000
Chair of the Governance Committee	C$	10,000
Meeting Fees
Meeting attendance fees		None

Non-independent Directors do not receive any additional remuneration for their role as Directors of the Company. One-half of each independent Director’s base annual retainer is paid in DSUs, which vest immediately upon grant (for DSUs granted prior to 2019, such DSUs vest on the third anniversary of the grant date). In addition, an independent Director may elect each year to receive all or a portion of the balance of his or her fees (including his or her base annual retainer and any additional retainer) in DSUs, which vest immediately upon grant. Any remaining balance of such fees not payable in DSUs is paid in cash.

Highlights of the DSU Plan are presented in the “Compensation Discussion and Analysis” section of this Information Circular and the plan is summarized in detail in Appendix A.

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The following table details the compensation for Fiscal 2020 for Directors who are not NEOs:

Name[1]	Fees Paid in Cash	Fees Paid in DSUs	Option-Based Awards[2]	Non-Equity Incentive Plan Compensation	Pension Value	All Other Compensation	Total[3]
J. Michael Knowlton	$67,000	$56,000	nil	nil	N/A	nil	$123,000
Peter D. Sacks	67,000	56,000	nil	nil	N/A	nil	123,000
Siân M. Matthews	—	119,000	nil	nil	N/A	nil	119,000
Ira Gluskin	—	112,000	nil	nil	N/A	nil	112,000
Camille Douglas	56,000	56,000	nil	nil	N/A	nil	112,000
Tracy Sherren[4]	56,000	56,000	nil	nil	N/A	nil	112,000
Frank Cohen[5]	37,000	nil	nil	nil	N/A	nil	37,000
Geoff Matus[6]	N/A	N/A	nil	$599,000	N/A	$342,000	941,000

(1)	Gary Berman’s and David Berman’s compensation for Fiscal 2020 is summarized in the Summary Compensation Table on page 56.
(2)	No option-based awards were granted in 2020.
(3)

For the purposes of translating all amounts in this table into U.S. dollars, the CAD/USD conversion rate used was 0.7461, being the average yearly exchange rate for Fiscal 2020 posted on the Bank of Canada website.

(4)	Ms. Sherren is not standing for re-election at the Meeting.
(5)

Mr. Cohen was appointed as a Director on September 3, 2020. The terms of the Blackstone Investor Rights Agreement pursuant to which Mr. Cohen was nominated provide that his annual retainer is to be paid entirely in cash.

(6)

Amounts reflect compensation paid to Mandukwe Inc. for the provision of Geoff Matus’ services as a consultant to the Company for Fiscal 2020, including an award of 12,391.30 PSUs and 5,758.24 DSUs, each valued at C$11.50, included under All Other Compensation. The details of Mr. Matus’ consulting arrangement with the Company are provided under the heading “Employment Contracts”.

Minimum Share Ownership Guidelines

The Board compensation structure is designed to encourage the accumulation of equity in the Company through DSUs, and the Company has had Director minimum share ownership guidelines in place since 2019. However, on February 24, 2020, the Board approved an increase to the minimum Common Share ownership guidelines for Directors to three times an independent Board member’s annual retainer (which is currently set at C$150,000, making the minimum required ownership C$450,000). Directors are required to achieve compliance with the more strenuous guidelines by the date that is the later of (i) six years following the respective Director’s appointment to the Board, and (ii) January 1, 2022. The Common Share (including DSU) ownership of Directors who are not NEOs is summarized below.

Minimum Common Share ownership guidelines for Directors increased to three times a Board member’s annual retainer

	Ownership as of December 31, 2020[2]				Progress[5]
Name[1]	Common Shares	DSUs Vested	DSUs Unvested	Total	Requirement	Multiple Achieved[6]
J. Michael Knowlton	$317,422	$263,979	$41,486	$622,887	$353,430	1.8x	(meets	)
Peter D. Sacks	296,048	62,454	41,486	399,987	353,430	1.1x	(meets	)
Siân M. Matthews	67,328	442,913	41,486	551,727	353,430	1.6x	(meets	)
Ira Gluskin	8,759,131	340,027	41,486	9,140,643	353,430	25.9x	(meets	)
Camille Douglas	0	119,938	13,220	133,158	353,430	0.4x
Tracy Sherren[3]	173,438	90,188	0	263,626	353,430	0.7x
Frank Cohen[4]	0	0	0	0	—	—
Geoff Matus	9,900,024	237,390	244,390	10,381,438	353,430	29.4x	(meets	)

(1)

Gary Berman’s and David Berman’s compliance with the minimum share ownership guidelines for senior executives for Fiscal 2020 (representing a higher ownership requirement) is summarized in the Share Ownership of Named Executive Officers Table on page 53.

(2)

Values are based on the market value of the Common Shares as of December 31, 2020 (C$11.43). For the purpose of translating ownership values and requirements into U.S. dollars, a CAD/USD conversion rate of 0.7854 was used, being the daily exchange rate as of December 31, 2020 posted on the Bank of Canada website.

(3)	Ms. Sherren is not standing for re-election at the Meeting.
(4)

Mr. Cohen was appointed to the Board on September 3, 2020. The terms of the Blackstone Investor Rights Agreement pursuant to which Mr. Cohen was nominated provide that his annual retainer is to be paid entirely in cash and that he is exempt from the Company’s minimum share ownership guidelines.

(5)

Compliance with minimum ownership guidelines is a fluid and ongoing requirement determined on the basis of the current market value of the Common Shares. If (i) a drop in the value of the Common Shares, or (ii) an increase in Director compensation, has the effect of reducing any Director’s ownership below the required minimum guidelines, such Director is required to increase his or her ownership accordingly.

(6)

Each Director’s progress toward the minimum Common Share ownership guidelines ignoring his or her unvested DSUs is as follows: Mr. Knowlton 1.6x (meets); Mr. Sacks 1.0x (meets); Ms. Matthews 1.4x (meets); Mr. Gluskin 25.7x (meets); Ms. Douglas 0.3x; Ms. Sherren 0.7x; Mr. Cohen (N/A – see footnote 4 above); and Mr. Matus 28.7x (meets).

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GOVERNANCE PRACTICES

HIGHLIGHTS

•	Governance structure includes clear accountabilities, risk oversight and cross-membership between our two standing committees

•	Well-defined Board roles and responsibilities

•	Written position descriptions for the Chair of the Board, Lead Director, Committee Chairs and President and CEO

•	Board with two-thirds independent Directors

•	Entirely independent Audit Committee and Compensation, Nominating and Corporate Governance Committee

•	Independent Director meetings

•	Directors elected individually (and not by slate voting)

•	Majority voting policy for the election of Directors

•	Gender diversity policy targeting at least 1/3 of Directors of each gender, which target was met in 2020

•	Board evaluation process and Director skills matrix used as tools for Board renewal and succession

•	Director orientation and continuous education

•	Code of Business Conduct and Ethics, Insider Trading Policy and Whistleblower Policy

A strong and engaged Board of Directors with overall meeting attendance of 100% in 2020

Governance Structure

The Company believes that good corporate governance improves corporate performance and benefits all Shareholders and other Company stakeholders. The Company is firmly committed to acting in an ethical manner across all of our business dealings, and to working transparently with stakeholders and investors to enhance trust and reduce risks. The Board of Directors has adopted a structure and a set of policies to provide stewardship to the Company and to ensure compliance with sound corporate governance practices.

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Roles and Responsibilities

The Board is responsible for the stewardship of the Company and in that regard is specifically responsible for:

(a)

adopting a strategic planning process and approving, on at least an annual basis, a budget, and evaluating and discussing a strategic plan for the upcoming year which takes into account, among other things, the opportunities and risks of the Company’s business and investments and the Company’s ESG priorities;

(b)	supervising the activities and managing the investments and affairs of the Company;

(c)	approving major decisions regarding the Company;

(d)	defining the roles and responsibilities of management;

(e)	reviewing and approving the business and investment objectives to be met by management;

(f)	assessing the performance of and overseeing management;

(g)	reviewing the Company’s debt strategy;

(h)	identifying and managing risk exposure;

(i)	ensuring the integrity and adequacy of the Company’s internal controls and management information systems;

(j)	succession planning;

(k)	establishing committees of the Board, where required or prudent, and defining their respective mandates;

(l)	receiving and evaluating reports and recommendations from the committees of the Board from time to time;

(m)	maintaining records and providing reports to Shareholders;

(n)	ensuring effective and adequate communication with Shareholders, other stakeholders and the public; and

(o)	determining the amount and timing of dividends or distributions to Shareholders.

The mandate of the Board of Directors is attached as Appendix B to this Information Circular and, along with the charters of the Audit Committee and Governance Committee, can be found on our website at www.triconresidential.com/investors/corporate-governance/.

It is recognized that every Director in exercising powers and discharging duties must act honestly and in good faith with a view to the best interests of the Company. Directors must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In this regard, they will comply with their duties of honesty, loyalty, care, diligence, skill and prudence.

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Position Descriptions

The Board has developed written position descriptions for the Chair of the Board, Lead Director, Committee Chairs and President and CEO. These position descriptions are available on our website at www.triconresidential.com/investors/corporate-governance/.

Independence and Diversity

Currently, seven of the ten members of the Board, and all members of the Board’s committees, are independent Directors. Three of the ten current members of the Board (Ms. Matthews, Ms. Douglas and Ms. Sherren) are women. The current composition of the Board is set out below. As noted above, Ms. Sherren is not standing for re-election at the Meeting. The Governance Committee has commenced a search for a new independent tenth Director who will further enrich the Board’s collective expertise and perspective and is taking the Company’s leadership diversity priorities firmly into account in that search.

Director	Audit Committee	Governance Committee	Lead Director	Independent Director	Non-Independent Director	Reason for Non- Independent Status
Mr. David Berman (Co-founder)					✓	Executive Chairman
Mr. J. Michael Knowlton	Chair	Member		✓
Mr. Peter D. Sacks		Member	✓	✓
Ms. Siân M. Matthews		Chair		✓
Mr. Ira Gluskin	Member			✓
Ms. Camille Douglas	Member			✓
Ms. Tracy Sherren				✓
Mr. Frank Cohen				✓
Mr. Gary Berman					✓	President and CEO
Mr. Geoff Matus (Co-founder)					✓	Consultant to the Company and member of management committees

Meetings of Independent Directors

The independent Directors function independently of the non-independent Directors by holding in camera sessions after each Board and committee meeting and informally conferring on Board matters as such members determine necessary or desirable. The Lead Director also chairs all in camera sessions of the independent members of the Board.

Board committees comprised entirely of independent Directors

Board/Committee Meeting	In Camera Sessions Held in 2020
Board	Every Meeting, Chaired by the Lead Director
Audit Committee	Every Meeting
Compensation, Nominating and Corporate Governance Committee	Every Meeting

The opinions of independent Directors are also actively solicited by the Executive Chairman and Lead Director at each meeting of the Board of Directors.

Independent Advice

The independent Directors may also retain the services of legal, financial, executive compensation and other experts at the Company’s expense whenever they decide they need independent advice or analyses.

Selection of Board Nominees

The Governance Committee, which is comprised entirely of independent Directors, is responsible for recommending a proposed list of nominees for election to the Board. On May 11, 2021, the Governance Committee and the Board recommended the nomination of nine of the ten incumbent Directors for election at the Meeting. Mr. Cohen’s nomination has been confirmed by Blackstone pursuant to its right to nominate one member of the Board of Directors in connection with the closing of the Blackstone Private Placement. Tracy Sherren is not standing for re-election at the Meeting following the expiry of Starlight’s right to nominate one member of the Board of Directors pursuant to the terms of the Startlight Transaction, and accordingly, the size of the Board will be reduced to nine members upon the election of Directors at the Meeting. As noted above, the Governance Committee has commenced a search for a new tenth Director who will further enrich the Board’s collective expertise and perspective and is taking the Company’s leadership diversity priorities firmly into account in that search.

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In coming to its recommendation, the Governance Committee considered its assessment of potential candidates; the size, composition, performance and effectiveness of the Board of Directors as a whole; and the competencies, experience, diversity, background and skills of the proposed candidates in view of the Board’s ability to operate efficiently and effectively in fulfilling its mandate. More specifically, the list of nominees is determined annually according to the following nomination process:

Nomination Process	Applicable Practices and Policies

Evaluation	✓	Annual review and assessment of professional skills, abilities, personality and other qualifications of each proposed nominee

	✓	Evaluation of the time and energy that the nominee is able to devote to the role

	✓	Determination of the specific contribution that each nominee can make to the Board

Competencies	✓	Annual review of the competencies of the Board as a whole, and of Directors individually, using a skills matrix identifying key competencies and individual Director’s proficiency

	✓	Any assessed gap triggers a search by the Governance Committee for new nominees with the required missing competencies and qualifications

Term Limits and Renewal	✓	No term limits or formal policy on Board renewal for Directors; Board renewal is ensured through more interactive Director evaluation and succession planning

✓

Nominees are selected by balancing (i) the benefit of adding new perspectives to the Board from time to time and (ii) the benefits associated with continuity and in-depth knowledge of each facet of Tricon’s business, which necessarily takes time to develop, and is important to retain given the unique nature of our industry

	✓	Annual Director, Board and committee assessments and performance evaluations are the main mechanisms to ensure Board renewal and continuous improvement

✓

Effectiveness of the Board’s approach to ensuring appropriate Board renewal is evidenced by the fact that seven new Directors (representing 70% of the Board), including six independent Directors, have been elected or appointed to the Board since 2014

Board Interlocks	✓	The Board considers it to be good governance to avoid interlocking Board relationships, if possible

	✓	No formal limit on Board interlocks, but it is a nonexistent issue at the moment

✓

Interlocking memberships will be considered, as they may arise, on a case-by-case basis based on recommendations from the Governance Committee, taking into account any circumstances which could impact a Director’s ability to exercise independent judgment

Diversity	✓

The Board has adopted a formal gender diversity policy according to which a target of no less than 1/3 of the Board would be of either gender which is in line with the gender diversity standards set by the 30% Club Canada

✓

The Governance Committee believes that leadership diversity is a matter of importance and needs careful consideration, and remains committed to seeking qualified individuals of diverse backgrounds in selecting candidates for membership on the Board of Directors

	✓	When recruiting new Board members, the Governance Committee ensures that lists of potential candidates include female and racially diverse representation

	✓	Three of our seven independent Directors, and three of the ten current members of the Board, are women

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Orientation and Continuing Education

The Board encourages Directors to take relevant training programs to expand their knowledge of best practices in corporate governance, the nature and operation of the Company’s business, and broader industry issues affecting the Company. It is within the mandate of the Governance Committee to recommend to the Board continuing education activities or programs for Directors. The Company periodically arranges for guest speakers to attend Board or committee meetings to provide information and education to Directors on a variety of subjects relevant to the Company and the role of its Directors. Funds are also set aside for Directors to attend conferences and seminars as they deem appropriate to further their knowledge and ability to carry out their responsibilities. Beginning in 2020, to further facilitate Directors’ continuing education, each regularly-scheduled Board meeting dedicates a segment of the agenda to providing information or training on one or more topics of relevance, and Directors will participate in compliance and other educational programs provided to employees of the Company from time to time.

The Company also pays for publication subscriptions and memberships in associations, such as the Institute of Corporate Directors, to enable the Directors to keep informed of industry trends and best practices in corporate governance.

The Company has an orientation program for new Directors under which a new Director meets with members of senior management and the Board to discuss the role of the Board, its committees and its Directors, as well as the nature and operation of Tricon’s business. In addition, a new Director is presented with a Director manual that contains reference information to assist in the new Director’s orientation to the Company and his or her role, including key Company policies and procedures, the Company’s current strategic plan, the most recent annual and quarterly reports of the Company, and materials relating to key business issues. The Director manual is updated and provided to all Directors at least annually.

Director Assessment and Performance Evaluation

The Board, its committees and individual Directors are assessed annually through surveys of their effectiveness and contribution in order for the Board to satisfy itself that the Board, its committees, and its individual Directors are performing effectively.

The Governance Committee surveys all Directors to provide feedback on the effectiveness of the Board, committees, and individual Directors (with components relating to both self-assessment as well as peer evaluation). The chair of the Governance Committee compiles the results and assesses the operation of the Board and the committees, the adequacy of information provided to Directors, and the strategic direction and processes of the Board and committees. If concerns are raised, the chair of the Governance Committee will review the feedback individually with each affected Director on a confidential basis to encourage the relevant Director to develop an action plan to continue to hone and improve their contribution to the Board. The Board as a group is provided with an opportunity to discuss the assessment results in order to identify and address areas requiring attention or improvement. The assessments are also used by the Governance Committee to inform its recommendation of nominees for election to the Board.

Ethical Business Conduct

The Board of Directors has adopted a code of business conduct and ethics (the “Code”) that sets out the principles that should guide the behaviour of Directors, officers and employees of the Company. The Code addresses, among others, the following issues:

•	Conflicts of interest;

•	Protection and proper use of corporate assets and opportunities;

•	Confidentiality of corporate information;

•	Fair dealing with the Company’s competitors and persons with whom the Company has a business relationship;

•	Obligations to the Company’s advisory clients;

•	Compliance with laws, rules and regulations; and

•	Reporting of any illegal or unethical behaviour.

The Board of Directors (or any committee to which that authority has been delegated) can grant waivers of compliance with the Code. No such waiver has been granted since the adoption of the Code and, consequently, the Company has not filed any material change report during the last fiscal year pertaining to any conduct of a Director or executive officer of the Company that constitutes a departure from the Code.

A copy of the Code is available under the Company’s profile at www.sedar.com, can be found on our website at www.triconresidential.com/ investors/corporate-governance/, and may be obtained upon written request to the Company at 7 St. Thomas Street, Suite 801, Toronto, Ontario, M5S 2B7; Attention: Corporate Secretary.

To ensure the Directors exercise independent judgment in considering transactions, agreements or decisions in respect of which a Director or executive officer has a material interest, the Director or (if in attendance) executive officer is required to recuse himself or herself from the Board meeting at the time such transaction, agreement or decision is considered by the Board and such individual will not be permitted to cast a vote on the matter.

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Whistleblower Policy

Through the Company’s whistleblower policy, the Board has established procedures that allow employees of the Company to confidentially and anonymously submit concerns regarding any accounting or auditing matter or any other matter which such employee believes to be in violation of the Code. Any complaints received are

Our whistleblower procedures allow for the confidential reporting of potential illegal or unethical behaviour acknowledged and promptly investigated, and a log of all complaints that are received is maintained, tracking their receipt, investigation and resolution. Any complaints that relate to questionable accounting or matters of a financial nature will be immediately brought to the attention, and reviewed under the direction, of the Audit Committee. We believe in fostering an open and honest workplace where our people accept and share the responsibility for reporting misconduct, with the understanding that an ethical workplace is in all our best interests. In November 2020, Tricon launched a new online Whistleblower platform in partnership with ClearView Connects. This ethics reporting system allows employees to report instances of misconduct anonymously and securely and facilitates incident report tracking and data analytics.

Insider Trading Policy

According to the Company’s insider trading policy, no one with any knowledge of a material fact or a material change in the affairs of the Company that has not been generally disclosed to the public should purchase or sell any securities of the Company, inform anyone of such material information (other than in the necessary course of business) or advise anyone to purchase, sell, hold or exchange securities of the Company (or any other securities whose price or value may reasonably be expected to be affected by the material information) until such information has been generally disclosed to the public and sufficient time has elapsed for such information to have been adequately disseminated to the public.

Privacy Policy

Protecting the personal information of shareholders, residents, investors and employees is a key priority of the Company. This is reflected by Tricon’s privacy policy, the recent implementation of more robust procedures aimed at the protection of confidentiality in the course of day-to-day operations, as well as the appointment of a privacy officer tasked with ensuring that the Company remains compliant with privacy-related rules and regulations in each jurisdiction in which it operates. The whistleblower policy, insider trading policy and privacy policy can be found on our website at www.triconresidential.com/investors/corporate-governance/.

Information Technology Policies

Tricon’s information technology policies and procedures cover key topics such as system, data, email and internet usage and access, as well as acceptable use, password protocols and work device protection. All employees participate in regular cybersecurity awareness training to ensure they understand the policies and procedures regarding acceptable use. We also conduct annual assessments of our cybersecurity framework. In 2020, we began an independent assessment of IT governance, key processes and controls to identify gaps and define a continuous improvement plan. This will pave the way for establishing an even more robust IT governance and cybersecurity framework to help govern, execute and monitor all key IT domains and processes.

Respectful Workplace Policy

With the goal of further fostering a respectful and safe work environment, the Company has adopted a formal policy to reflect its commitment to providing a workplace free from discrimination, harassment and violence, to educate employees on their rights and available recourse (including the confidential reporting of incidents of concern), and to set out the procedures to be followed in handling any such complaints. The policy is intended to ensure that the Company’s employees are aware of their rights and responsibilities relating to maintaining a safe and respectful workplace.

Business Continuity Plan

A key element of Tricon’s overall risk management strategy is the Business Continuity Plan (“BCP”), which was finalized in early 2020. The BCP specifies the actions we take in case of potential business disruptions that would lead to inaccessibility of business premises or primary systems and services. The objectives of the plan are to keep Tricon staff, stakeholders and third parties out of harm’s way and to provide the capacity to operate at a level of business activity that meets legal, fiduciary and regulatory obligations.

When the COVID-19 pandemic began in 2020, Tricon was quick to respond and put its Business Continuity Plan into action. Our employees were working from home as early as the beginning of March and were able to leverage our substantial investments in technology to continue to conduct operations without interruption. Tricon’s call centre staff members were fully equipped to begin working from home almost immediately, and leasing activities quickly transitioned to virtual tours and self-showings. In-person contact was minimized for our local market staff and protective equipment was used where necessary in order to continue providing essential maintenance requests and initiatives.

Succession Planning

The Board is responsible for providing guidance and oversight on succession planning, both in terms of immediate response as well as long-term arrangements, for the Chief Executive Officer and each key executive and reviews such succession plans annually. In addition, management works with the Board to assess and enhance talent within its senior management team and internal talent more generally, investing time and resources in developing the managerial capabilities of the Company’s existing and future leaders.

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Leadership Diversity

The Company has adopted a diversity, inclusion and belonging policy. We understand that embracing diversity leads to improved employee performance, more resilient decision-making, and higher rates of innovation and creativity. Tricon is committed to the principles of diversity, inclusion and belonging in our business, free from discrimination and harassment. We seek to enable all Tricon employees, regardless of race, ethnic origin, religion, sexual orientation, gender identity and expression, age, disability, or any other personal characteristics, to achieve their full potential in an environment characterized by equality of value, respect and opportunity. This principle extends across our organization and is embedded into our Company’s policies and practices.

Tricon’s diversity, inclusion and belonging priorities are a key part of our efforts to attract and retain talent, reduce employee turnover, increase job satisfaction, and build a culture of trust and collaboration. These priorities include:

•	Creating policies and programs for fostering diversity in our business, and a culture of inclusivity and open communication;

•	Promoting diverse, inclusive and accessible work environments that facilitate collaboration and give employees the support they need to succeed; and

•	Building teams with a diverse range of thought and perspectives to encourage innovative thinking, and flexible, thoughtful decision-making.

The Board and the Company also consider the level of female representation on the Board and in executive officer positions in identifying and nominating Director candidates and when making executive officer appointments. The policy provides for a target of 1/3 of Directors being of either gender, which target the Company currently meets. This aligns the Company’s policy with the gender diversity standards set by the 30% Club Canada. While the Company has not adopted a similar target for the representation of women in executive officer appointments for the reasons noted below, it does consider the level of female and general diversity representation in such positions as well as in the Company’s succession planning, including in our leadership development programs.

Tricon also signed the BlackNorth Initiative CEO Pledge in 2020, establishing a goal of having at least 3.5% of our executive and Board roles held by Black leaders by 2025.

The Company currently has three female Directors (amounting to female representation of 30% of the Board and 43% of independent Directors). As of May 1, 2021, one of the seven executive officers of the Company (14%) identify as a woman and six of the twenty-four members of the Company’s senior management team (25%), which includes Tricon’s executive officers, identify as women. As noted above, Tracy Sherren is not standing for re-election at the Meeting, but the Governance Committee has commenced a search for a new tenth Director who will further enrich the Board’s collective expertise and perspective and is taking the Company’s leadership diversity priorities firmly into account in that search.

Our gender diversity policy aligns with the standards set by the 30% Club Canada

While diversity is one issue of significant importance, the Board continues to believe that the key to effective leadership is to choose Directors and officers who, having regard to a wide array of factors, possess the range of necessary skills, experience, commitment and qualifications that are best suited to fostering effective leadership and decision-making at the Company. In addition to adopting a formal gender diversity policy and being proud to support broader diversity initiatives, the Board will continue to identify and select candidates based on additional and indispensable criteria such as:

•	merit, skills, experience and qualifications;

•	expected contribution and value-added to the group as a whole;

•	maximization of Board effectiveness and decision-making abilities; and

•	needs of the Company at the time.

Shareholder Engagement

Maintaining a dialogue with Shareholders is a key priority of the Company, especially on the topics of governance and compensation practices. Shareholders who are interested in engaging with the Company can attend the Meeting and pose questions to management. They can also learn more about the Company through the following:

•	webcasts of our quarterly earnings conference calls with research analysts;

•	webcasts of our annual investor day for institutional investors and analysts with presentations by our executives;

•	executive presentations at institutional and industry conferences; and

•	investor road shows, property tours, and various retail and institutional investor marketing events in Canada and the United States throughout the year.

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The Company takes Shareholder feedback seriously. This is reflected by the Company’s implementation of numerous material changes in recent years in direct response to Shareholder input, including:

•	adopting consolidated accounting and other financial disclosure practices that reduce complexity and improve comparability of results with real estate peers;

•	adopting a comprehensive ESG plan and publishing an inaugural ESG Roadmap, as well as enhancing ESG disclosure in the Company’s quarterly results;

•	launching a new corporate website with easily accessible investor materials, regulatory filings, and ESG disclosure;

•	broadening the application of our diversity policy, setting and meeting a target that no less than 1/3 of Directors would be of either gender; and

•

the multi-year overhaul of our executive compensation program which better aligns management and Shareholder interests and better reflects the latest and best practices employed by our corporate peer group, including the recent adoption of an innovative performance assessment process which aligns our CEO’s compensation with the achievement of annual targets set by the Board in respect of metrics identified as being essential to Tricon’s success.

In order to provide Shareholders with further clarity on ways in which they can engage with the Company, the Board has adopted a Shareholder Engagement Policy (the “Engagement Policy”). The Engagement Policy prescribes governance topics for discussion between the Board and Shareholders, guidelines regarding meeting attendance, and a means for Shareholders to contact the Board to request a meeting. Shareholders who are interested in directly engaging with the Board regarding those topics specified in the Engagement Policy are encouraged to review the Engagement Policy, which can be found on our website (www.triconresidential.com), and to contact the Board at:

Tricon Board of Directors

Tricon Residential Inc.

Attention: Corporate Secretary

7 St. Thomas Street, Suite 801

Toronto, ON M5S 2B7

Email: board@triconresidential.com

Environmental, Social and Governance Program

Environmental, Social and Governance (“ESG”) principles have guided Tricon’s decision-making and strategy for the past 32 years. In January 2020, the Company published its inaugral ESG roadmap, formalizing our approach to ESG and highlighting our commitment to five strategic priorities: Our People, Our Residents, Our Innovation, Our Impact and Our Governance. The ESG roadmap will guide the Company’s ESG initiatives through 2022 and will provide a framework for data collection and reporting on the Company’s ongoing progress and performance.

Our recently launched ESG roadmap highlights five strategic priorities: Employees, Residents, Innovation, Environmental Impact and Governance

Over the course of 2020, Tricon established a range of ESG programs and related performance measures intended to fulfill its commitments. The design of these programs is substantially complete and will form the Company’s ESG implementation plan. We aim to share our key initiatives and discuss our ESG performance in our inaugural ESG annual report in the second quarter of 2021.

Our People

The Company is committed to engaging, supporting and enriching the lives of its employees so they can thrive. Tricon recognizes that creating a strong and healthy culture is an ongoing journey that must be firmly rooted in the concept of continuous improvement. Examples of accomplishments to date include:

•

A continued focus on talent management and a succession planning framework to build leadership capacity and strengthen retention. In early 2021, we formally launched a range of corporate training programs spanning our Five Guiding Principles, New Manager Orientation and New Hire Orientation. We also integrated ESG into employee onboarding and ongoing communication, so that our team members are aware of our ESG priorities and can contribute to our ESG journey in a meaningful way.

•

The implementation of a number of recognition programs to promote workplace culture and values. These programs include the “Good Gotcha” program, which celebrates individual examples of day-to-day employee excellence, and the “Pay It Forward” program, whereby every employee receives $100 annually to give to the charity of their choice or a person in need. We are proud to have donated over $100,000 as a group to a broad range of organizations and individuals in need during the past holiday season. Just over half of our donations went to organizations that have missions ranging from poverty reduction, animal welfare and health causes, benefiting our local communities in diverse ways.

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•

Health, safety and well-being initiatives including programs such as web-based medical services, fitness benefits, employee assistance programs, medical counselling and life balance naturopathic services.

•

A corporate office designed with employee health and well-being as a primary consideration, including a spacious open concept floor plan that increases employees’ access to natural sunlight, ergonomic solutions for all employees (including sit-stand desks), and the promotion of face-to-face interactions and walking meetings when possible.

•

We continuously monitor employee engagement and satisfaction, using the results to drive our actions. Our annual employee engagement survey was completed through Great Places to Work in late 2020. The survey focuses on instilling a culture where employees both trust and feel trusted by their managers and co-workers. Our Tricon Residential teams in the U.S. and now in Canada have both been certified as a “Great Place to Work”.

At Tricon, living our corporate purpose every day starts with our own employees which has led us to embark on several initiatives focused on equality, diversity and inclusion:

•	Living wage – we established a minimum base salary threshold of $36,400 in the U.S. and C$46,000 in Canada per year, providing financial security for Tricon’s employees and their families.

•

BlackNorth Initiative’s CEO Pledge – we participated in the BlackNorth Initiative and have joined several of Canada’s largest businesses in signing a “CEO pledge” committing Tricon to take demonstrable and positive action to acknowledge and counter systemic anti-Black racism.

•

Black Girls Code – donated to Black Girls Code, a charity focused on helping young Black girls gain exposure to computer science and technology and encouraging careers in Science, Technology, Engineering and Mathematics.

•

Founders’ Day – each year we celebrate Tricon’s founders by devoting one day towards making a positive difference in our communities. On September 23, 2020, nearly 700 of our employees across North America participated virtually in Founders’ Day which had a theme of raising consciousness surrounding anti-Black systemic racism and featured discussions with the heads of the Canadian Council of Business Leaders Against Anti-Black Systemic Racism as well as Black Girls Code.

In addition, during Founders’ Day, we featured Red Door Family Shelter as Tricon’s charity of choice in Canada. Red Door Family Shelter is one of the largest family shelters in Toronto, providing emergency shelter and support for women and children affected by domestic abuse, families experiencing a housing crisis and refugee claimants. The COVID-19 pandemic has put even more pressure on families at risk and so Tricon partnered with Red Door Family Shelter in 2020 to respond to the growing need for homeless shelters in the City of Toronto.

As part of the Founders’ Day celebration, employees across the U.S. and Canada submitted short videos of themselves in which they explained what Tricon’s new purpose statement and guiding principles mean to them and why they are important in their work at Tricon. Select content from these inspirational videos is posted on Tricon’s website at www.triconresidential.com.

Our Residents

Tricon’s goal is to build meaningful communities where people can connect, grow and prosper. In light of the widespread economic uncertainty related to COVID-19, we have focused our efforts on assisting residents in need through several initiatives:

Resident Emergency Assistance Fund provides financial relief annually to residents in need

•

Comprehensive suite of resident surveys – we implemented a comprehensive suite of resident surveys in our single-family rental business that are used throughout the resident lifecycle, including after a property tour, move-in, maintenance technician visit, seven-month checkpoint, renewal and post move-out communications. We believe this program helps drive significantly higher resident satisfaction and retention.

•

Resident Emergency Assistance Fund – in response to the COVID-19 pandemic, we expanded our Resident Emergency Assistance Fund to $200,000 per year which provides emergency assistance and financial relief to residents experiencing unexpected hardship. The fund helps residents and their families meet their rent obligations and stay in their homes.

•

Self-governing rent growth on renewals – recognizing that many of our residents may be facing financial pressures during the COVID-19 pandemic, in the second and third quarters of 2020 we offered to renew many expiring leases at nominal increases, or forego rent increases altogether, and plan to continue our practice of “self-governing” on rent increases related to renewals.

•

Late fees and deferral plans – among our various initiatives intended to alleviate financial pressure for our residents, we waived late fees and offered flexible rent deferral plans for those in need. We also temporarily halted all evictions and currently observe eviction moratoriums according to federal and municipal mandates. Moreover, we have waived early termination fees throughout the pandemic to select residents who encountered COVID-19 hardships.

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•

Affordable Housing Lands Program – we partnered with investors and the Ontario government under the Affordable Housing Lands Program to deliver an innovative response to housing affordability concerns in Toronto. Our West Don Lands project is one of the largest affordable housing projects in Canada and will include 30% affordable units delivered at the same quality and standard as the market rate units. Block 10 of the West Don Lands will feature Toronto’s first purpose-built Indigenous Hub which will include an Indigenous Health Centre and community gardens as well as an Indigenous Employment, Education and Training Centre.

Our Innovation

Tricon is strongly committed to leveraging innovative technologies and housing solutions in order to drive convenience, connectivity and affordability. Our innovation strategy is guided by two key desired outcomes: (i) delivering superior service that creates exceptional resident experiences and (ii) developing offerings that enhance the lives of residents while addressing their housing needs. Examples of accomplishments to date include:

•

Intelligent Virtual Agent technology deployed at our call centre to automate the leasing process. This technology improves the customer communication experience, enabling residents to contact us 24 hours a day, seven days a week, with inquiries related to home statistics, tour scheduling and account information.

•

Proprietary self-showing and virtual move-in processes that allow potential residents to: (i) find a Tricon home online and perform a 360-degree walkthrough from the comfort of their smart phone or computer; (ii) schedule and conduct a self-showing of a Tricon home at their preferred time and without a leasing agent; (iii) complete the leasing documentation process seamlessly and 100% electronically; and (iv) move in to a Tricon home using a virtual concierge who can conduct a home walkthrough via videoconference.

•

Customized Smart Home systems which provide: convenient and controlled access to our homes through smart locks and door sensors, remote thermostat access which enhances comfort and generates energy savings, and moisture sensors that identify and allow us to fix hard-to-detect water leaks before they cause damage.

•

Investment in new fleet tracking technology that enhances capacity and demand planning to ensure much higher on-time service delivery to our residents. This technology also helps decrease emissions through reduced vehicle idling times.

•

Augmented reality that is used to provide field training to our maintenance technicians virtually, helping to standardize training across all 21 of our markets and identify suitable candidates through a virtual interview process.

Our Impact

Tricon is committed to the sustainability of our business activities over the long term. This effort will involve embracing smarter ways to reduce the environmental impact of our properties by minimizing both our resource consumption and carbon footprint. Tricon is dedicated to ensuring its developments are built to LEED standards and that wildlife and biodiversity are protected by creating parks, green spaces and natural ecosystems. Examples of accomplishments to date include:

•

The Viridian master-planned community is a Certified Gold Signature Sanctuary. This certification is only awarded to new developments that are designed, constructed and maintained according to Audubon International’s standards for planning and environmental stewardship.

•

Tricon’s first purpose-built residential development in Toronto, The Selby, has been LEED Gold certified. Several sustainable design strategies were deployed to improve the building’s performance, taking into consideration its energy consumption, water efficiency, carbon emissions and indoor environmental quality. The building also features a green roof with drought-tolerant plants as well as bike storage and electric vehicle charging stations, providing additional opportunities for residents to reduce their carbon footprint.

•

The West Don Lands mixed-use development is being built to achieve LEED Gold status, with a strong emphasis on sustainability, energy efficiency and walkability. Key sustainability and energy efficiency features have been incorporated into the design and development, including efficient chillers, temperature-moderating façade systems, in-suite heat recovery, low-flow hot water fixtures, LED fixtures in communal areas, locally sourced materials, bike parking, storm water retention, solar wall technology, a self-shading façade, green roofs, native plant species, urban farming and a city tram connection.

•	Flood risk assessments are integrated into our proprietary single-family rental acquisition platform to reduce risk and expedite the acquisition process.

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Our Governance

Tricon is firmly committed to acting in an ethical manner across all of its business dealings, and to working transparently with stakeholders and investors to enhance trust and reduce risks. We have established a governance framework to hold our organization, leadership, and staff accountable. The governance framework, which is described above in detail, includes four key elements:

•	Code of Business Conduct and Ethics and Compliance Manual – outline the Company’s business practices and procedures to ensure compliance with securities laws, legal requirements and our own standards;

•

Whistleblower policy – sets out expectations for the reporting of any illegal or unethical behaviour, in addition to a confidential complaint procedure through which people can report concerns about accounting or auditing matters or potential violations of the Company’s policies without the threat of retaliation;

•

Diversity of leadership – exemplifying the Company’s commitment to diversity throughout its business across a range of factors, including expertise and experience, gender, geography, age, race and ethnicity. This also confirms our commitment to meeting or exceeding the expectations of the 30% Club Canada, a campaign to increase gender diversity at board and senior management levels, and our pledge made as part of the BlackNorth Initiative; and

•

Risk management – including the use of prudent and disciplined investment practices, diversifying capital across product types and market locations, diligently structuring transactions, conducting comprehensive due diligence and market research, and taking an active role in the ongoing management of our investments.

For further details, please refer to the Company’s ESG roadmap, which was published on January 28, 2020 and is available on our website at www.triconresidential.com/investors and on SEDAR at www.sedar.com. Our inaugural ESG annual report is also expected to be available on those sites in the second quarter of 2021.

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE LETTER TO SHAREHOLDERS

Strong Governance, Proven Commitment, Exceptional Operating Performance

In 2017, we embarked on a multi-year overhaul of our executive compensation program in order to better align management and Shareholder interests and better reflect the latest and best practices employed by our corporate peer group. Although significant strides have already been made in this effort, we continue in our pursuit of improvement because alignment with Shareholder interests is one of the Board’s primary objectives, and we take this responsibility very seriously.

The most recent example of these efforts is our adoption of an even more robust performance assessment process which creates direct alignment between our CEO’s compensation and the achievement of annual performance goals. Beginning in 2021, at the outset of each calendar year the Governance Committee will review and recommend for Board approval a CEO performance scorecard setting targets for the year in respect of six pillars essential to Tricon’s success: shareholder value, employees, residents, innovation, ESG, and risk management. At year end, the Board will assess the CEO’s performance on these targets with the results dictating the multiplier to be applied to the CEO’s AIP award within a significant range of 80% to 120%.

For NEOs, the full deployment of our new compensation philosophy has resulted in an increased reliance on the use of fully at-risk PSUs which vest based on Adjusted EPS performance over three years. In line with the program’s design, performance-contingent PSUs represented at least 50% of our 2020 equity-based awards for our NEOs. Similarly, the use of the recently implemented Restricted Share Plan aims to allow NEOs (and in particular, the CEO) to demonstrate to Shareholders a commitment to Tricon over the very long term. This is evidenced by the fact that the Restricted Shares awarded to our CEO and CFO in 2020 will not become unrestricted until 2030 (10 years following grant), and will be forfeited in their entirety in the event of a termination for cause or earlier resignation (subject to certain exceptions).

Our executive compensation governance program has also resulted in measurable improvement in our NEOs’ equity ownership levels, with each of them on track to meet, and most currently exceeding, our senior executive share ownership guidelines. Furthermore, this was achieved with a 2020 equity-based compensation burn rate of only 0.28%, thanks in large part to our reliance on our PSU and Restricted Share Plans to create alignment with Shareholders without undue pay-related dilution. Consistent with our continued search for improvements in Shareholder alignment and transparency, the amendments to the DSU Plan and Stock Option Plan adopted on July 7, 2020 have further reduced potential Shareholder dilution by converting the plans from “evergreen” to “fixed-number” plans with security-based award caps imposed on both an annual and aggregate basis. The new limitations allow for no more than 2,000,000 security-based awards to be granted in any one-year period, representing a current burn rate cap of about 1%, a meaningful 50% reduction from the voluntary 2% burn rate limit previously in place.

In line with our overarching strategic focus on clarity and simplicity and in alignment with principles set by the Canadian Coalition for Good Governance, the Board’s compensation program was also recently reworked to eliminate regular meeting fees, abolish annual stock option grants to non-executive Board members and formalize Director stock ownership guidelines. Recognizing an opportunity to further strengthen alignment, the Board increased the stock ownership guidelines meaningfully, to three times an independent Board member’s annual retainer, effective for the 2020 fiscal year.

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Finally, over the last year, our governance has also been meaningfully strengthened. In January 2020, the Company published its ESG roadmap, formalizing the Environmental, Social and Governance principles that have guided Tricon’s decision-making and strategy for the past 32 years and highlighting its ongoing commitment to five strategic priorities: Our People, Our Residents, Our Innovation, Our Impact and Our Governance. The Company continues in its commitment to diversity throughout its business across a range of factors, including expertise and experience, gender, geography, age, race and ethnicity. Examples of this commitment include efforts to achieve consistency between the Company’s diversity policy and the gender diversity standards set by the 30% Club Canada, setting and meeting a target that no less than 1/3 of Directors would be of either gender and Tricon’s support of the BlackNorth Initiative CEO Pledge, committing the Company to longer-term diversity targets and other measures to combat anti-Black systemic racism.

2020 Performance and CEO Pay

Our approach to executive compensation is designed to attract, retain and motivate a world-class executive team, achieve alignment with Shareholders, and reflect best practices in corporate governance.

Tricon’s team once again delivered strong operational and financial results in 2020. Tricon’s Core FFO increased meaningfully by 69% year-over-year to $0.49 per diluted share, driven by strong performance in the growing single-family rental business, improved earnings from for-sale housing investments and stable corporate overhead costs. Given the Company’s strong performance relative to its initial targets for the year, a final AIP pool of 114% of the preliminary pool was recommended by management and approved by the Board on the basis of the 2020 Adjusted EBITDA results. As a result, the cash and equity-based AIP awards made to the CEO were above target. Notwithstanding the Company’s growth achieved in 2020, however, NEO compensation decreased in 2020 compared to 2019 (including a 12% reduction in direct compensation (in Canadian dollars) paid to the CEO) due to a year-over-year reduction in performance, relative to the ambitious performance target established by the Board in early 2020, primarily attributable to the impact of the COVID-19 pandemic. We view this as significantly underscoring the proper functioning of our incentive compensation program and its alignment with Shareholder interests.

Linking compensation with operational performance and total Shareholder return has been, and continues to be, a key priority of the Board. Our executive compensation philosophy has proven to be successful in achieving this goal. As presented in detail in the “Effectiveness of Our Compensation Program over Time” subsection on page 54, the average actual value of every C$100 granted annually to Gary Berman in the form of direct compensation since our 2010 IPO had increased to C$122 as of December 31, 2020, an outcome symmetric with our Shareholders’ total return which reflected an increase to C$193 over the same periods. A similar analysis reflecting the four-year period following our executive compensation overhaul in 2017 shows a consistently tight link between our CEO compensation and our Shareholders’ total returns.

Engagement with Shareholders

We strive to improve continuously in all areas, including our executive compensation design, policies and disclosure and so we aim to gather and constructively assess feedback from Shareholders and other stakeholders. To that end, we have adopted a Shareholder Engagement Policy (a copy of which can be found on our website, www.triconresidential.com) which prescribes governance topics for discussion between the Board and Shareholders, guidelines regarding meeting attendance, and a means for Shareholders to contact the Board to request a meeting. We look forward to continuing our productive and valued dialogue with our Shareholders. Looking ahead, key areas of focus for the Governance Committee and the Board will be to continue to:

•	Attract, retain and motivate the world-class executive team our stakeholders deserve;

•	Preserve our highly entrepreneurial spirit;

•	Link executive pay to performance over the long term; and

•	Manage pay-related shareholder dilution well within industry standards.

On behalf of the Governance Committee and the Board, we thank you for your support. We welcome your feedback at any time by writing to us at board@triconresidential.com, or by mail at 7 St. Thomas Street, Suite 801, Toronto, Ontario, M5S 2B7; Attention: Corporate Secretary.

Sincerely,

“Siân M. Matthews”

Siân M. Matthews

Chair of the Compensation,

Nominating and Corporate Governance Committee

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation, Nominating and Corporate Governance Committee

With respect to executive compensation governance, the role of the Governance Committee is to:

•

Review the various components of total compensation, either when policies and programs are being developed or when they are being applied, while ensuring compliance with sound compensation governance principles;

•	Ensure that Tricon’s executive compensation policies and programs comply with in-force regulations and standards;

•	Recommend that the Board approve new compensation programs or material changes to existing programs;

•	Ensure that Tricon’s compensation policies and programs promote sound risk management and closely tie executive compensation paid to Tricon’s operational performance and total shareholder return;

•	Consider the expectations of Shareholders and of governance organizations;

•	Ensure that the executive compensation program can attract, motivate and retain the best and brightest executive talent; and

•	Exercise discretion, as it deems necessary, to adjust individual and aggregate variable compensation.

Competencies of Governance Committee Members

All Governance Committee members have human resources, compensation, and risk management competencies. These competencies were gained from the experience they acquired in current or former positions, in particular in their capacities as senior officers at other major corporations, as members of boards of directors or through their educational background. Below is an overview of these competencies:

•	Human resources and compensation: knowledge and experience in managing compensation programs and understanding of principles and practices related to human resources;

•	Risk management: knowledge and experience in risk management, risk assessment and risk communication; and

•	Leadership: experience in a senior position in a major company or institution.

Michael Knowlton serves on the Governance Committee and is also the chair of the Audit Committee of the Company, which helps the Governance Committee make more informed decisions on the alignment of compensation policies and practices with the Company’s financial performance and risk management framework.

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Compensation Philosophy

Our compensation philosophy recognizes that a highly qualified and engaged workforce is critical to our continued success, and guides compensation decisions made by our Board of Directors and our senior management. Our compensation philosophy is intended to reinforce our belief that Shareholders should have an opportunity to fully understand how our compensation principles, policies and programs support the achievement of our performance objectives, as well as the creation of value for our Shareholders over the long term.

Guiding Principles

To achieve these objectives, our approach to compensation is based on the following key philosophical principles:

1.  Our compensation approach aligns with Shareholders’ long-term interests

We align the interests of executives with those of long-term Shareholders through effective compensation policies

2.  Our compensation approach is transparent and reflects strong corporate governance

We strive to be a leader on governance issues, to continually adopt leading compensation practices, to ensure our compensation program is straightforward, and to communicate openly and clearly about our compensation practices

3.  Our compensation approach reflects effective risk management

We ensure that compensation reflects an appropriate balance between risk and reward and does not provide incentives for excessive risk-taking or short-term decision-making

4.  We pay for performance

We structure our compensation plan to create a high- performance culture by placing a large proportion of executive pay at-risk, with clear relationships between pay and performance

5.  Compensation enables us to attract and retain the best and brightest in the industry

We set target compensation to ensure competitiveness in the markets where we operate and compete for talent. While competitive compensation helps us attract and retain talent, we know it must co-exist with sound business objectives, a healthy corporate culture, and the availability of meaningful and enriching work opportunities

These principles are reviewed periodically by the Governance

Committee to ensure that they remain appropriate and aligned with our corporate strategy.

What Tricon Does

☑   Rely on a well-defined compensation philosophy to guide pay decisions

☑   Align performance-based compensation with corporate performance:

•  The majority of NEO compensation is variable, at-risk

•  Newly implemented performance assessment process directly ties the CEO’s AIP award multiplier to performance in respect of annual targets set by the Board

•  Annual Incentive Plan awards are approved by the Governance Committee and reflect annual corporate performance, business unit performance and individual performance

•  DSU, PSU, stock option and Restricted Share grants tie
NEO compensation to Shareholder returns

☑   Require NEOs to hold Common Shares

☑   Encourage executives to take and retain gains from share-based awards in Common Shares

☑   Prohibit bypassing compensation plan objectives by hedging or speculative transactions in Common Shares

☑   Maintain a clawback policy applicable to any incentive compensation awards

☑   Balance a mix of compensation vehicles spanning various time horizons

☑   Benchmark executive compensation on a total compensation basis, not element by element

☑   Target the size-adjusted (reduced) 50th percentile of our comparator group

☑   Obtain support from an independent external compensation consultant who does not provide any other services to the Company

What Tricon Does Not Do

☒   No supplemental executive retirement plan for the NEOs

☒   No excessive perquisites

☒   No bonus or multi-year grants guarantee

☒   No employment termination clause exceeding 24 months of compensation, or 30 months in the case of termination following a change of control

☒   No exercise price changes for stock options or exercise prices below fair market value

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Compensation Plan Elements and Implementation of Executive Compensation Changes

The table below summarizes the key elements of the Company’s executive compensation program applicable for Fiscal 2020.

Type	Element	Description

Fixed Compensation	Base Salary	Reflects the executive’s level of responsibility, skills and experience, the market value of the position and the executive’s overall performance both individually and in relation to his or her business unit
Benefits and Perquisites

•  Executive benefit plans paid for by the Company provide medical and dental coverage, as well as short-term and long-term disability and life insurance

•  Limited perquisites are provided, including an annual medical examination

Variable Compensation	Annual Incentive Plan (AIP) (See page 46)

Funding: Capped Pool

•  AIP funding for executive participants is based on a preliminary pool equal to the sum of all such participants’ individual AIP targets, which are based on a benchmarking study

•  The size of the final pool may vary, up or down, based on Adjusted EBITDA performance, ignoring fair value gains from income-producing assets, compared to budget

•  The final pool is capped at 150% of target and subject to Board discretion

Allocation

•  Executive participants are allocated a portion of the final AIP pool based on their individual and departmental performance. Individual and departmental performance goals for executives are developed through a consultative process with the CEO and the Governance Committee and comprised of subjective, qualitative metrics that align the individual’s specific role with the Company’s long-term corporate strategy. Performance is then assessed based on the individual’s contribution relative to such goals.

•  AIP awards are allocated based on a target of 50% in cash for the CEO and 60% in cash for other executives

•  The remainder of executive AIP awards are equity-based and awarded:

•  At least 50% in PSUs cliff vesting over three years with a performance factor, based on Adjusted EPS, between 0% and 200%, and settled in cash

•  Target of no more than 50% in awards with only time-based vesting (DSUs, stock options and/or Restricted Shares). Any DSUs or stock options granted will vest over three years from the grant date. Restricted Shares have much longer-term restriction periods (10 years in Fiscal 2020).

*  Chart above reflects CEO allocation

Long-Term Incentive Plan (LTIP) (See page 52)

The LTIP provides an opportunity, in the form of cash and DSUs, to share directly in:

•  The incentive or performance fees earned by the Company in respect of its management of private

•  funds and other investment vehicles; and

•  The investment income earned from the Co-Investment

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Setting Executive Target Compensation

The Governance Committee has adopted a comparator group to establish the Company’s executive compensation structure and ensure its competitiveness relative to companies against which we compete for executive talent.

Our executive compensation structure is anchored to the comparator group’s size-adjusted 50th percentile. This target position was selected given the growth objectives of the Company, our management of third-party capital, and the unique skills required of our executive team.

Our current executive compensation comparator group, which was established in 2018 for benchmarking purposes and applied, with necessary adjustments, for Fiscal 2020, originally comprised the companies listed below that:

•	Are publicly-traded, with a market capitalization of at least US$500 million

•	Have operations in North America focused on residential real estate sectors or asset management activities, broadly reflecting Tricon’s business portfolio and investment strategy

Front Yard Residential Corporation [1]	Kennedy-Wilson Holdings, Inc.

American Homes 4 Rent	LGI Homes, Inc.

Starwood Waypoint Homes [1]	Meritage Homes Corporation

Dream Unlimited Corp.	Mid-America Apartment Communities, Inc.

Forest City Realty Trust, Inc. [1]	Morguard Corporation

Forestar Group Inc.	Onex Corporation

Howard Hughes Corp.	Taylor Morrison Home Corporation

Invitation Homes Inc.	The St. Joe Company

KB Home	William Lyon Homes [1]

(1)	These companies have ceased to be standalone entities since last being included in the Company’s comparator group for the purposes of a formal benchmark study.

In 2020, the Governance Committee performed an evaluation of the comparator group and updated the list to reflect changes to the Company and the prevailing market over the prior three years. Beginning in 2021, the executive compensation comparator group will be composed of 14 companies, listed below, that:

•	Are publicly-traded, with a market capitalization of at least US$500 million

•	Have operations in North America focused on residential real estate sectors or asset management activities, broadly reflecting Tricon’s business portfolio and investment strategy

Invitation Homes Inc.	Vornado Realty Trust

Essex Property Trust Inc.	Kennedy-Wilson Holdings, Inc.

Mid-America Apartment Communities Inc.	Morguard Corporation

UDR Inc.	Dream Unlimited Corp.

American Homes 4 Rent	Acadia Realty Trust

Apartment Investment and Management Co	Columbia Property Trust

Camden Property Trust	Independence Realty Trust Inc.

Size-Adjusting

Executive compensation is sensitive to the size and scope of a company. This trend is also observable in Tricon’s comparator group. Because Tricon’s size is below the median size of comparator group companies, the Governance Committee relied on comparator group compensation data size-adjusted downward to reflect Tricon’s scope.

Compensation percentile statistics used by the Governance Committee were size-adjusted using statistical regression methodologies that require an appropriate proxy for company size and scope. Given the diversity of business models in the comparator group, it was determined that market capitalization, adjusted to include the size of assets from third-party investors, is the best proxy of relative size and scope among comparator group companies. Consequently, market capitalization data were adjusted to include the size of assets from third-party investors for comparator companies and for Tricon in statistical regression analyses which resulted in size-adjusted market compensation data.

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Independent External Consultant

The Governance Committee has the authority to select, engage and compensate an external compensation consultant to carry out its duties. In 2020, the Governance Committee engaged Hexarem Inc. (“Hexarem”) as an external independent consultant to carry out a market benchmark study of executive compensation, assess compensation program effectiveness and assist with ongoing improvement of the Company’s compensation program.

The following table presents the fees paid to Hexarem in Fiscal 2019 and 2020.

Independent External Consultant	Executive Compensation- Related Fees		Other Fees		Total
Fiscal 2020	C$	28,108	C$	0	C$	28,108
Fiscal 2019	C$	16,375	C$	0	C$	16,375

Compensation-Related Risk Management Practices

There are certain risks inherent in the Company’s activities, which may impact the Company’s performance, financial position and the value of its securities. However, the Governance Committee ensures that policies and compensation practices in place do not encourage executives to take excessive risks. The Governance Committee has adopted the following policies and practices to mitigate the risks typically associated with a compensation program and to promote sound risk-taking.

✓ A significant portion of executive variable compensation is deferred over different risk horizons for accountability purposes

Executive incentive compensation spans different risk horizons to balance several business priorities and to align executive interests with those of our Shareholders and private investors. The AIP and LTIP cover the following horizons for executive participants:

•	AIP cash payments reward annual individual and group achievements;

•	AIP payments deferred in PSUs reward sustained medium-term operational and share price performance;

•

AIP payments deferred in DSUs and stock options, respectively, reward medium-term and long-term share price performance and Restricted Share awards are intended to reward even longer-term share price performance; and

•	LTIP awards and payments reward the long-term performance of our private investment vehicles and ensure alignment with the interests of our private investors and Shareholders.

(1)

Cash entitlements under the LTIP are allocated or vest over the life of the investment vehicle to which they pertain. DSUs issued in respect of the Co-Investment vest over a three-year period. On May 6, 2019, in order to more closely align the vesting period with the expected remaining life of the Co-Investment, the LTIP was amended by the Board to reduce the vesting period applicable to LTIP DSU awards from five to three years.

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✓ The AIP pool funding is capped at 150% of target and further subject to Board discretion

The AIP pool for executive participants includes a cap to ensure an appropriate sharing of value between management and Shareholders and to limit the incentive to take excessive risks in order to achieve short-term, unsustainable performance. In addition, the Board may exercise discretion to reduce or increase the final AIP funding to ensure that payouts correlate with actual performance as intended at the time performance goals are set.

AIP pool is capped at 150% of target and determined based on Adjusted EBITDA (ignoring fair value gains from income-producing assets) relative to annual budget

✓	Forfeiture and clawback policy

The purpose of Tricon’s Incentive Compensation Clawback Policy is to address and redress situations in which individuals might profit from their misconduct.

The policy applies to all Tricon senior management and grants a committee comprised of independent Board members broad discretion to retract, cancel or seek reimbursement of incentive compensation received by current or former senior members of management in the event of a material restatement of, or inaccuracy in, the Company’s financial statements caused by misconduct or fraud.

✓	Anti-hedging policy

The Company has adopted a policy that prohibits Directors and employees from directly or indirectly hedging the value of Common Shares or equity-based entitlements held as such actions reduce the alignment with Shareholder interests that the Company’s compensation program is intended to create.

More precisely, Directors and executives are prohibited from purchasing put options, selling call options or purchasing any financial instruments such as forward contracts, equity swaps, or collars, that are designed to hedge or offset variation in the market value of Tricon securities, including our Common Shares.

✓ Share ownership guidelines for senior executives

The Board has instituted minimum share ownership requirements for the Company’s senior executives. We believe that requiring our executives to make a very significant direct investment in the Company, and to retain at least that level of investment, strongly aligns the Company’s decision-makers’ interests with those of our long-term Shareholders.

Significant ownership requirements align executives with Shareholders

Our President and CEO is required to accumulate and maintain equity ownership worth at least 1.5 times his variable pay target under the AIP, which corresponds to 637.5% of his base salary. Other NEOs have a requirement equal to 1.0 times their variable pay targets, corresponding to between 300% and 325% of their respective base salaries.

Compensation of Named Executive Officers

The following individuals are our named executive officers (or “NEOs”) for 2020:

Gary Berman

President and Chief Executive Officer

Wissam Francis

Executive Vice President and Chief Financial Officer

David Berman

Executive Chairman

Jonathan Ellenzweig

Chief Investment Officer

Andrew Carmody

Managing Director

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2020 Compensation

Our NEOs receive a mix of fixed and variable compensation with a clear focus on variable compensation and deferred, at-risk components. Each component of our NEOs’ 2020 total direct compensation summarized in the table below is presented in further detail on the following pages.

Name[1]	2020 Base Salary	AIP 2020[2]					LTIP 2020		2020 Total Direct Compensation	% Variable
		Cash	DSUs	PSUs	Stock Options	Restricted Shares	Cash	DSUs
Gary Berman	$671,000	$1,980,000	$563,000	$749,000	—	$187,000	$313,000	—	$4,463,000	85%
Wissam Francis	$298,000	$754,000	$110,000	$204,000	$75,000	$19,000	$18,000	—	$1,478,000	80%
David Berman	$373,000	$777,000	$212,500	$212,500	—	—	$244,000	—	$1,819,000	79%
Jonathan Ellenzweig	$375,000	$879,000	—	$236,000	$236,000	—	$145,000	—	$1,871,000	80%
Andrew Carmody	$298,000	$623,000	$183,500	$183,500	—	—	$19,000	—	$1,307,000	77%

(1)

Compensation-related payments made to Messrs. Gary Berman, David Berman, Francis and Carmody are made, and the value of share-based and option-based awards is computed, in Canadian dollars. For the purposes of translating these amounts into U.S. dollars, a CAD/USD conversion rate of 0.7461 was used, being the average yearly exchange rate posted on the Bank of Canada website for Fiscal 2020.

(2)	See the Summary Compensation Table for the valuation of share-based and option-based awards.

Base Salary

The table below summarizes the NEOs’ base salary for Fiscal 2020, as well as the 2021 salary adjustments approved by the Governance Committee on the basis of a new benchmarking study conducted in 2020 relative to the newly-established comparator group noted above, and taking into account individual performance.

	2020 Base Salary		2021 Base Salary		Salaries managed within market-competitive ranges designed to provide median total compensation for performance at target
Gary Berman	C$	900,000	C$	1,050,000
Wissam Francis	C$	400,000	C$	500,000
David Berman[1]	C$	500,000	C$	500,000
Jonathan Ellenzweig	US$	375,000	US$	400,000
Andrew Carmody	C$	400,000	C$	425,000

(1)	Mr. Berman has voluntarily forgone a salary increase for 2021.

These 2021 salaries are all consistent with a salary structure anchored at the size-adjusted median of our comparator group for each individual NEO. Individual positioning within the salary structure takes into account the particular executive’s performance, responsibility, skills and experience.

Annual Incentive Plan (AIP)

Our AIP rewards individual and collective achievement and promotes prudent risk management, as a significant portion of annual awards earned by executive participants must be deferred over time. The AIP is designed to ensure transparency and provide alignment with Shareholders through its use of non-dilutive PSUs, described below, which track the value of Common Shares to ensure Shareholder alignment, but are settled in cash to avoid Shareholder dilution. Restricted Shares are also used as a vehicle for further ensuring very long-term Shareholder alignment without diluting existing Shareholders, as Restricted Shares are acquired on the TSX to satisfy awards. The amendments to the Stock Option Plan and DSU Plan adopted on July 7, 2020 further reduced the potential for Shareholder dilution by converting the plans from “evergreen” to “fixed-number” plans and imposing conservative limits on allowable security-based award grants on both an annual and aggregate basis. In 2021 the Company has adopted a more robust performance assessment process aimed at aligning our CEO’s compensation and the achievement of annual targets set by the Board in respect of six metrics essential to Tricon’s success: shareholder value, employees, residents, innovation, ESG, and risk management. At year end, the CEO’s performance in light of these scorecard targets will dictate a new multiplier to be applied to the CEO’s AIP award (ranging from 80% to 120%), which may increase or decrease the total AIP payout for the year.

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AIP Features

Objective

•  The purpose of the AIP is to provide an annual cash opportunity based on the Company’s annual results and to align the interests of executives with the interests of Shareholders over the long term by including a significant portion of equity-based compensation that is at-risk and that rewards future operational and share price performance

Funding

•  Funding is based on a formulaic approach with two main parameters:

1.  Pre-set and market-benchmarked AIP target compensation level for each participant, the sum of which determines a preliminary pool

2.  Company performance compared to performance objectives approved by the Board at the beginning of the year, the result of which determines an adjustment factor

	The Preliminary Pool corresponds to the sum of individual, market benchmarked AIP targets	The Final Pool depends on the annual performance results compared to objectives approved by the Board at the beginning of the year	The Final Pool is capped at 150% of the Preliminary Pool and subject to the Board’s discretion

•  The adjustment factor for Fiscal 2020 is based on Adjusted EBITDA results, ignoring fair value gains from income-producing assets

•  At the beginning of each year, the Board approves the financial performance goals that will be used to determine the adjustment factor for the year; for 2021, the Board has established a target based on Core FFO.

Allocation

•  The final pool is allocated among participants based on their individual and collective performance

•  AIP awards are allocated based on a target of 50% in cash for the CEO and 60% in cash for other executives

•  Subject to the Governance Committee’s discretion, the cash portion of an NEO’s AIP award cannot exceed 60%, except in exceptional circumstances, including a participant’s one-time right under the AIP to elect to receive 100% of his or her AIP award for a given year in cash (which is subject to a C$500,000 limit on additional cash payable)

•  The remainder of executive AIP awards are equity-based and awarded in PSUs, stock options, DSUs and Restricted Shares

•  At least 50% in PSUs cliff vesting over three years at a rate of between 0% and 200% based on Adjusted EPS performance relative to pre-set annual targets and settled in cash. For 2020, on the basis of the Adjusted EPS performance, a multiplier of 200% was applied

•  No more than 50% in awards with time-based vesting only (stock options, DSUs and/or Restricted Shares). Any stock options or DSUs granted to executive participants vest in equal tranches over three years from the date of grant while Restricted Shares cliff vest on a longer timeline (10 years for 2020 awards)

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2020 AIP Funding Results

For Fiscal 2020, the Governance Committee approved management’s recommended final AIP pool of 114% of the preliminary pool on the basis of the Company’s 2020 Adjusted EBITDA results. As noted above, the Adjusted EBITDA results are assessed against the Adjusted EBITDA goals set out in the Company’s annual budget and approved by the Board at the beginning of each fiscal year.

2020 AIP Allocation to NEOs

The Fiscal 2020 AIP awards to NEOs approved by the Governance Committee are set out below. These awards are aligned with the Company’s benchmarked market-competitive pay structure and reflect the NEOs’ individual contributions through Fiscal 2020.

	2020 AIP Awards[1,2]
	Cash		DSUs		PSUs[3]		Stock Options[4]		Restricted Shares
Gary Berman	$1,980,000	57%	$563,000	16%	$749,000	22%	—	0%	$187,000	5%
Wissam Francis	$754,000	65%	$110,000	9%	$204,000	18%	$75,000	6%	$19,000	2%
David Berman	$777,000	65%	$212,500	18%	$212,500	18%	—	0%	—	0%
Jonathan Ellenzweig	$879,000	65%	—	0%	$236,000	17%	$236,000	17%	—	0%
Andrew Carmody	$623,000	63%	$183,500	19%	$183,500	19%	—	0%	—	0%

(1)

Compensation-related payments made to Messrs. Gary Berman, David Berman, Francis and Carmody are made, and the value of all AIP awards is computed, in Canadian dollars. For the purposes of translating these amounts into U.S. dollars, the CAD/USD conversion rate used for Fiscal 2020 was 0.7461, based on the average yearly exchange rate posted on the Bank of Canada website. Values and figures expressed herein have been rounded to the nearest thousand or to the nearest percent, as applicable.

(2)	See the Summary Compensation Table for the valuation of share-based and option-based awards.
(3)	One-third of the PSUs awarded were subject to performance evaluation in Fiscal 2020 and, on the basis of the Company’s Adjusted EPS performance, a multiplier of 200% was applied.
(4)	No stock options were granted by the Company in 2020.

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2020 AIP Life Cycle from Grant to Payout

A significant portion of executive AIP awards are reinvested in the Company’s equity in the form of PSUs, stock options, DSUs and Restricted Shares and remain at-risk over the deferred period. The value of the deferred AIP award will vary upward or downward along with the Company’s total return and operational performance, as illustrated in the following chart.

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Deferred Share Unit Key Terms

Objectives	• Link a portion of compensation to the future value of the Company’s Common Shares • Foster employee attraction and retention

Definition	• DSUs are a notional equivalent to the Company’s Common Shares

Dividends	• Quarterly dividends paid by the Company are credited in the form of additional DSUs

Vesting

•  Vesting periods are established by the Governance Committee at the time of grant

•  DSUs awarded under the AIP vest in equal tranches annually over three years from their grant date for executive participants while DSUs awarded under the LTIP vest in equal tranches over (i) five years for DSUs awarded prior to 2019, and (ii) three years for LTIP DSU awards made in and after 2019

Payment

•  Vested DSUs are redeemable for Common Shares, issued by the Company from treasury, on a one-for-one basis, or, at the participant’s option and subject to the approval of the Governance Committee, for cash

A more detailed summary of our DSU Plan is included in Appendix A.

PSU Plan Key Terms

Objectives	• Link a significant portion of compensation to corporate goals and to the future value of the Company’s Common Shares • Foster employee attraction and retention

Definition

•  PSUs entitle the participant to receive a cash amount equivalent to the value of the Company’s Common Shares at the end of a three-year performance cycle if predetermined annual performance objectives are achieved

Dividends	• Quarterly dividends paid by the Company are credited in the form of additional PSUs

Vesting

•  PSUs fully vest following a three-year performance cycle (which includes the year of grant), based on a multiplier between 0% and 200% that depends on the achievement of predetermined annual Adjusted EPS targets

Payment	• Vested PSUs are paid in cash (non-dilutive)

A more detailed summary of our PSU Plan is included in Appendix A.

Stock Option Key Terms

Objectives	• Link a portion of compensation to the future value of the Company’s Common Shares • Foster employee attraction and retention

Definition

•  Each option gives the participant the right to purchase one Common Share of the Company at an exercise price, determined at the time of grant, which cannot be less than the Common Shares’ closing price on the TSX on the trading day prior to the grant date

•  The potential gain therefore lies in the appreciation of the Company’s Common Shares following the grant

Vesting	• Vesting periods are set at the time of grant • Awards typically vest in equal tranches over three years

Exercise	• Once vested, options must be exercised before their expiry date, which is set at the time of grant and may not exceed 10 years

A more detailed summary of our Stock Option Plan is included in Appendix A.

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Restricted Share Plan Key Terms

Objectives	• Link a portion of compensation to the long-term future value of the Company’s Common Shares • Foster employee attraction and retention

Definition	• Restricted Share awards are satisfied with Common Shares that are purchased on the TSX (non-dilutive) and subject to long-term restrictions on sale or transfer

Dividends	• Quarterly dividends paid by the Company are credited in the form of additional Restricted Shares

Vesting	• Vesting periods and restrictions on sale or transfer are set at the time of grant • Awards are expected to cliff vest between 8 and 15 years from the date of grant

Payment	• Vested Restricted Shares are released from custodial arrangements to the participants as the restrictions are lifted

A more detailed summary of our Restricted Share Plan is included in Appendix A.

Restricted Shares granted in 2020 are non-dilutive and will cliff vest after 10 years
Burn Rate Policy

The amendments to the DSU Plan and Stock Option Plan which were adopted on July 7, 2020 effectively codify a burn rate limit by converting the plans from “evergreen” to “fixed-number” plans with security-based award caps imposed on both an annual and aggregate basis. These limitations allow for no more than

Compensation-driven dilution is capped within industry standards

2,000,000 new security-based awards to be granted in any one-year period, representing a burn rate cap of approximately 1.0%, a meaningful 50% reduction from the voluntary 2% burn rate limit previously in place.

The following table sets out our historical burn rate and projected limit.

	2018	2019	2020	2021 projected
Number of DSUs granted	248,189	463,002	349,825
	(0.18% burn rate)	(0.27% burn rate)	(0.18% burn rate)
Number of stock options granted	426,959	–	199,380
	(0.31% burn rate)		(0.10% burn rate)	Burn Rate
Weighted average number of Common Shares outstanding	136,135,881	171,427,128	192,973,343

Total burn rate	0.50%	0.27%	0.28%	Capped at ~ 1.0%

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Long-Term Incentive Plan (LTIP)

The Company’s LTIP is designed to align the interests of our employees, private investors and Shareholders based on the success of the private investment vehicles we manage. The key features of the LTIP are summarized below. A more detailed summary of our LTIP is included in Appendix A.

	Cash LTIP Entitlements	LTIP Awards in DSUs

Objective	• Provides an opportunity to share directly in the Performance Fees earned in respect of our management of private funds and other investment vehicles

•  Provides an opportunity to share directly in the investment income earned from the Company’s Co-Investment in THP1US. The Company acquired most of the limited partnership interests in THP1US from third-party investors in 2013. Because this reduced the potential Performance Fees payable by this vehicle, the LTIP awards in DSUs serve as a proxy for cash LTIP payments that might otherwise have been earned

Design Features

•  50% of the Performance Fees earned from time to time by the Company in respect of a particular investment vehicle (the “Participant Share”) is paid in cash, over time, to LTIP participants

•  The LTIP provides for the allocation of points (“Points”) among participants. A total of 100 Points is allocated among participants in respect of each investment vehicle

•  20 Points are allocated to participants when the investment vehicle is established and on each of the three anniversaries thereof, and the remaining 20 Points are allocated following the termination of the investment vehicle

•  Each year, the Company grants an aggregate number of DSUs having a value equal to 15% of the investment income earned by the Company in the year from the Co-Investment (which income is excluded from the calculation of AIP awards)

Allocation

•  Point allocations are subject to Governance Committee approval

•  As Performance Fees are received by the Company, the Participant Share is paid to individual participants in proportion to the number of vested Points held

•  The allocation of such DSUs among participants is subject to Governance Committee approval

•  Such DSUs are subject to the DSU Plan (described in Appendix A) and vest in equal installments each year from the date of grant, subject to the terms of the LTIP. DSUs awarded in years prior to 2019 vested over a five-year period. LTIP DSU awards made in 2019 and in all future years vest over a three-year period

Termination

•  Upon termination of an LTIP participant’s employment without cause, any unvested Points allocated to the participant immediately vest

•  Upon termination of employment for cause, a participant’s unvested and vested Points are forfeited and reallocated to the remaining LTIP participants

• As per the DSU Plan (see Appendix A)

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The following LTIP payments were received by the NEOs in respect of Fiscal 2020.

	2020 LTIP Payments[1]
	LTIP Cash (Performance Fees)	LTIP DSUs (Co-Investment)	Total LTIP Payments
Gary Berman	$313,000	—	$313,000
Wissam Francis	$18,000	—	$18,000
David Berman	$244,000	—	$244,000
Jonathan Ellenzweig	$145,000	—	$145,000
Andrew Carmody	$19,000	—	$19,000

(1)

Compensation-related payments made to Messrs. Gary Berman, David Berman, Francis and Carmody are made, and the value of DSU awards is computed, in Canadian dollars. For the purposes of translating these amounts into U.S. dollars, the CAD/USD conversion rate used for Fiscal 2020 was 0.7461, based on the average yearly exchange rate posted on the Bank of Canada website.

Share Ownership of Named Executive Officers

In accordance with the minimum share ownership guidelines for senior executives of the Company, including the NEOs, senior executives are expected to accumulate equity ownership (in the form of Common Shares and DSUs) in an amount corresponding to a multiple of their AIP target.

The NEOs’ equity ownership as of December 31, 2020 is summarized below. Compliance with minimum ownership guidelines is a fluid and ongoing requirement determined on the basis of the current market value of the Common Shares. If (i) a drop in the value of the Common Shares, or (ii) an increase in compensation paid to NEO(s), has the effect of reducing an NEO’s ownership below the required minimum guidelines, such NEO is required to increase their ownership accordingly.

The Governance Committee regularly monitors executive equity ownership relative to these requirements and is prepared to implement an “ownership accumulation accelerator” mechanism should the progress of any given executive over time not align with expectations.

	Required Multiple of AIP Target	Ownership as of December 31, 2020[1]				Progress
		Common Shares[2]	DSUs Vested	DSUs Unvested	Total	Requirement	Multiple Achieved[3]
Gary Berman	1.5x	$14,701,000	$6,432,000	$1,617,000	$22,750,000	$4,506,000	5.1x (meets	)
Wissam Francis	1.0x	$697,000	$301,000	$341,000	$1,339,000	$1,021,000	1.3x (meets	)
David Berman	1.0x	$35,829,000	$3,155,000	$941,000	$39,925,000	$1,178,000	33.9x (meets	)
Jonathan Ellenzweig	1.0x	$1,019,000	$0	$452,000	$1,471,000	$1,125,000	1.3x (meets	)
Andrew Carmody	1.0x	$0	$340,000	$423,000	$763,000	$942,000	0.8x

(1)

All values are based on the market value of the Common Shares as of December 31, 2020 (C$11.43). For the purpose of translating ownership values and requirements into U.S. dollars, a CAD/USD conversion rate of 0.7854 was used, being the daily exchange rate as of December 31, 2020 posted on the Bank of Canada website.

(2)	Common Shares include 314,804 and 54,308 Restricted Shares held by Mr. Berman and Mr. Francis, respectively, pursuant to the Company’s Restricted Share Plan.
(3)

The following reflects each NEO’s progress toward the minimum Common Share ownership guidelines in a scenario where unvested DSUs are not accounted for: Mr. Gary Berman 4.7x (meets), Mr. Francis 1.0x, Mr. David Berman 33.1x (meets), Mr. Ellenzweig 0.9x and Mr. Carmody 0.4x.

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Effectiveness of Our Compensation Program over Time

The analysis presented in this subsection compares Gary Berman’s compensation outcomes with total Shareholder return since the Company’s IPO. Both are positively correlated, indicating that our compensation program rewards value creation. This trend is consistent for compensation received following Mr. Berman’s appointment as President and CEO of the Company in March 2015, as well as in the prior period when he was President and Chief Operating Officer.

The following table compares the grant date value of compensation awarded to Gary Berman since the IPO with the actual value received (money “taken home”) from compensation awards. The actual compensation received includes salary and cash incentive payments, as well as the value at maturity of DSUs granted (or current value for DSUs that are outstanding), the value of stock options exercised during the period, and the in-the-money value of stock options that remain outstanding, as well as the value of Restricted Shares outstanding adjusted for the restriction period completed. Actual compensation value is also known as the sum of “realized and realizable compensation”:

•	Realized compensation: Compensation “taken home” by the executive (salary; cash incentive; stock options exercised; monetized DSUs, PSUs and Restricted Shares)

•

Realizable compensation: Compensation not yet monetized (value of unredeemed DSUs and PSUs, in-the-money value of unexercised stock options and the value of Restricted Shares adjusted for the restriction period completed)

The second part of the table below compares the actual value of every C$100 granted annually to Gary Berman since the IPO with the value of C$100 invested on the first day of each fiscal year in Tricon’s Common Shares over the same period.

Fiscal Year[1]	Compensation Grant Date Value (C$)	Actual Total Direct Compensation Value (C$)[2] Realized + Realizable Compensation
2010[3]	$3,494,000	$7,753,000
2011	$707,000	$816,000
2012	$624,000	$624,000
2013	$2,495,000	$3,002,000
2014	$2,266,000	$2,695,000
2015	$3,502,000	$3,857,000
2016	$3,776,000	$4,460,000
2017	$4,737,000	$4,397,000
2018	$5,519,000	$7,439,000
2019	$6,826,000	$7,517,000
2020	$5,982,000	$6,284,000

Comparison between C$100 invested in Tricon’s Common Shares at the beginning of each period and the value of C$100 granted annually to Gary Berman

Period	Gary Berman		Shareholder
May 2010 to Dec. 2020		$222		$271
Jan. 2011 to Dec. 2020		$115		$317
Jan. 2012 to Dec. 2020		$100		$359
Jan. 2013 to Dec. 2020		$120		$224
Jan. 2014 to Dec. 2020		$119		$179
Jan. 2015 to Dec. 2020		$110		$154
Jan. 2016 to Dec. 2020		$118		$145
Jan. 2017 to Dec. 2020		$93		$135
Jan. 2018 to Dec. 2020		$135		$108
Jan. 2019 to Dec. 2020		$110		$125
Jan. 2020 to Dec. 2020		$105		$111

11-year weighted average	C$	122	C$	193

(1)

Prior to March 2015, Mr. Berman was President and Chief Operating Officer. Mr. Berman’s compensation awards increased following his appointment as President and CEO, commensurate with the change in his role.

(2)	Actual value as of December 31, 2020, as detailed above.
(3)	Includes awards granted in connection with the IPO in consideration for past service to the Company.

On average, actual pay is above targeted (grant date) value since IPO, consistent with positive total Shareholder return over the same period.

Year-over-year variance is symmetric with total Shareholder return.

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Performance Graph

The graph and table below compare the cumulative total Shareholder return per C$100 invested in Tricon Common Shares to the cumulative total return of the S&P/TSX Total Return Index from January 1, 2016 to the end of Fiscal 2020. The calculations assume that all dividends received on the Common Shares are reinvested. Dollar amounts are expressed in Canadian dollars.

CUMULATIVE SHAREHOLDER RETURN PER C$100

(from January 1, 2016 to December 31, 2020)

Total Return (C$)	Jan-01-2016	Dec-31-2016	Dec-31-2017	Dec-31-2018	Dec-31-2019	Dec-31-2020	Compound annual return
Tricon (TCN)	100.00	107.49	134.36	115.82	130.46	144.70	7.7%
S&P/TSX Composite Index	100.00	121.08	132.09	120.36	147.89	156.17	9.3%

Tricon’s annualized total shareholder return of 7.7% over the last five years is aligned with the S&P/TSX Index annualized total shareholder return of 9.4%. The value of a C$100 investment in Tricon Common Shares made on January 1, 2016 would be C$144.70 on December 31, 2020, while a similar investment in the S&P/TSX Index would be worth C$156.17. Our strong operational and financial results in 2020 resulted in a one-year total shareholder return of 10.9% which outperformed the 5.6% return for the S&P/TSX Index over the same period. As shown in the “Effectiveness of Our Compensation Program over Time” subsection of this Information Circular, the realizable value as of December 31, 2020 of our CEO’s 2016 total direct compensation is 18% above the grant-date value as of December 31, 2020. This outcome indicates that our compensation framework rewards value creation and creates strong alignment with our Shareholders.

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Summary Compensation Table

The following table provides a summary of compensation paid to each of the NEOs in respect of the Company’s last three fiscal years, including Fiscal 2020.

					Non-Equity Incentive Plan Compensation
Name and Principal Position[1]	Fiscal Year	Salary	Share-Based Awards[2]	Option- Based Awards[3]	Annual Incentive Plan	Long- Term Incentive Plan	All Other Compensation[4]	Total Compensation
Gary Berman[5] President & Chief Executive Officer	2020	$671,000	$1,499,000	$—	$1,980,000	$313,000	$11,000	$4,474,000
	2019	622,000	1,829,000	—	1,840,000	854,000	14,000	5,159,000
	2018	618,000	1,575,000	—	1,768,000	294,000	17,000	4,272,000
Wissam Francis EVP & Chief Financial Officer	2020	$298,000	$333,000	$75,000	$754,000	$18,000	$12,000	$1,490,000
	2019	290,000	477,000	—	779,000	103,000	11,000	1,660,000
	2018	290,000	433,000	—	765,000	40,000	16,000	1,544,000
David Berman[5] Executive Chairman	2020	$373,000	$425,000	$—	$777,000	$244,000	$6,000	$1,825,000
	2019	377,000	570,000	—	705,000	687,000	11,000	2,350,000
	2018	386,000	416,000	56,000	703,000	295,000	12,000	1,868,000
Jonathan Ellenzweig Chief Investment Officer	2020	$375,000	$236,000	$236,000	$879,000	$145,000	$36,000	$1,907,000
	2019	340,000	586,000	—	829,000	406,000	38,000	2,199,000
	2018	330,000	356,000	120,000	733,000	113,000	51,000	1,703,000
Andrew Carmody Managing Director	2020	$298,000	$367,000	$—	$623,000	$19,000	$9,000	$1,316,000
	2019	290,000	406,000	—	589,000	93,000	14,000	1,392,000
	2018	290,000	312,000	—	484,000	17,000	10,000	1,113,000

(1)

Compensation-related payments made to Messrs. Gary Berman, David Berman, Francis and Carmody are made, and the value of share-based and option-based awards is computed, in Canadian dollars. For the purposes of translating these amounts into U.S. dollars, the CAD/USD conversion rates used for Fiscal 2020, 2019 and 2018 were 0.7461, 0.7537 and 0.7721, respectively, based on the average yearly exchange rates posted on the Bank of Canada website.

(2)

Includes DSUs and PSUs granted in satisfaction of AIP and LTIP awards in respect of each fiscal year, regardless of when granted. Such amounts reflect the fair value of the underlying Common Shares at the time of grant. Share-based awards in respect of Gary Berman and Mr. Francis also include awards made under the Company’s Restricted Share Plan, which have been valued using the purchase price of the Restricted Shares discounted by 54.72%, 54.46% and 52.38% for the Restricted Shares purchased in 2020, 2019 and 2018, respectively, to reflect the fair market value of such Restricted Shares. This fair market value was determined by Hexarem, an external independent consultant, taking into consideration, among other factors, the restrictions on transfer applicable to the Restricted Shares.

(3)

The Company accounts for its stock options by calculating their fair value as of the grant date using a Black-Scholes option pricing model and observable market inputs in accordance with IFRS 2, Share-Based Payments. The Company did not grant any stock options in 2019. The fair value of stock options granted has been estimated based on the following assumptions:

	December 17, 2018		December 15, 2020
Share price	C$	9.58	C$	11.67
Exercise price	C$	9.81	C$	11.50
Expected volatility		22%		27%
Expected dividend yield		2.92%		2.40%
Expected option life		4.56 years		4.97 years
Risk-free interest rate		1.97%		0.45%
Option expiration date		December 17, 2025		December 15, 2030
Option fair value	C$	1.45	C$	2.01

(4)	Includes group health, dental and insurance benefits and annual medical exam.
(5)	No compensation was awarded for duties performed as a Director of the Company.

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Equity Compensation Plans and Incentive Plan Awards

The following table sets out the outstanding share-based awards and option-based awards held by our NEOs and Directors as at the end of Fiscal 2020. As discussed on page 45, the Company has adopted a policy that prohibits the NEOs from purchasing financial instruments that are designed to hedge their equity-based compensation awards or the value of the securities they hold.

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Value of Unexercised In-the-money Options[1]	Number of Shares or Units that Have Not Vested	Market or Payout Value of Share- Based Awards that Have Not Vested[1]	Market or Payout Value of Vested Share- Based Awards Not Paid Out or Distributed
Gary Berman	250,000	$8.85	14-Nov-2023	$507,000	733,122	$6,581,000	$7,512,000
	275,000	11.35	15-Dec-2024	17,000
Wissam Francis	60,000	$8.85	14-Nov-2023	$122,000	157,665	$1,415,000	$598,000
	90,000	11.35	15-Dec-2024	6,000
	49,673	11.50	15-Dec-2027	—
David Berman	60,000	$11.35	15-Dec-2024	$4,000	168,972	$1,517,000	$3,441,000
	50,000	9.81	17-Dec-2025	64,000
Jonathan Ellenzweig	85,000	$8.85	14-Nov-2023	172,000	123,073	$1,105,000	$336,000
	75,000	11.35	15-Dec-2024	5,000
	110,029	9.81	17-Dec-2025	140,000
	149,707	11.50	15-Dec-2027	—
Andrew Carmody	75,000	$11.35	15-Dec-2024	$5,000	101,609	$912,000	$554,000
Michael Knowlton	25,000	$8.85	14-Nov-2023	$51,000	4,621	$41,000	$264,000
	25,000	11.35	15-Dec-2024	2,000
	25,000	9.81	17-Dec-2025	32,000
Peter Sacks	25,000	$8.85	14-Nov-2023	$51,000	4,621	$41,000	$62,000
	25,000	11.35	15-Dec-2024	2,000
	25,000	9.81	17-Dec-2025	32,000
Siân Matthews	25,000	$8.85	14-Nov-2023	$51,000	4,621	$41,000	$443,000
	25,000	11.35	15-Dec-2024	2,000
	25,000	9.81	17-Dec-2025	32,000
Ira Gluskin	25,000	$11.35	15-Dec-2024	2,000	4,621	$41,000	$340,000
	25,000	9.81	17-Dec-2025	32,000
Camille Douglas	25,000	$9.81	17-Dec-2025	$32,000	1,473	$13,000	$120,000
Tracy Sherren[2]	Nil				—	$—	$90,000
Frank Cohen[3]	Nil				—	$—	$—
Geoff Matus	50,000	$8.85	14-Nov-2023	$101,000	59,323	$533,000	$380,000
	40,000	11.35	15-Dec-2024	3,000
	117,856	9.81	17-Dec-2025	150,000

(1)

The value of share-based awards (being DSUs, PSUs and Restricted Shares) is calculated based on the market value of the Common Shares at the end of Fiscal 2020 (C$11.43) and the value of unexercised in-the-money options is calculated based on the difference between this market value and the exercise prices of the options. For the purposes of translating these amounts into U.S. dollars, a CAD/USD conversion rate of 0.7854 was used, being the daily closing exchange rate as of December 31, 2020 posted on the Bank of Canada website.

(2)	Ms. Sherren is not standing for re-election at the Meeting.
(3)	The terms of the Blackstone Investor Rights Agreement pursuant to which Mr. Cohen was nominated as a Director provide that his annual retainer is to be paid entirely in cash.

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The following table sets forth the value of the NEOs’ and Directors’ option-based awards and share-based awards that (i) vested during Fiscal 2020, and/or (ii) was realized on exercise or redemption during Fiscal 2020, and sets out the value of non-equity incentive plan compensation earned by the NEOs and Directors during Fiscal 2020.

Name	Option-Based Awards – Value Vested During the Year[1]	Option-Based Awards – Value Realized During the Year[2]	Share-Based Awards – Value Vested During the Year[1]	Share-Based Awards – Value Realized During the Year[2]		Non-Equity Incentive Plan Compensation – Value Earned During the Year[3]
Gary Berman	$22,000	$2,226,000	$1,984,000	$	Nil	$2,293,000
Wissam Francis	7,000	31,000	436,000		Nil	772,000
David Berman	29,000	711,000	1,035,000		495,000	1,021,000
Jonathan Ellenzweig	59,000	778,000	684,000		357,000	1,024,000
Andrew Carmody	6,000	Nil	356,000		Nil	642,000
Michael Knowlton	14,000	56,000	84,000		Nil	N/A
Peter Sacks	14,000	38,000	80,000		43,000	N/A
Siân Matthews	14,000	31,000	134,000		Nil	N/A
Ira Gluskin	14,000	Nil	124,000		Nil	N/A
Camille Douglas	12,000	Nil	57,000		Nil	N/A
Tracy Sherren[4]	Nil	Nil	56,000		Nil	N/A
Frank Cohen	Nil	Nil	Nil		Nil	Nil
Geoff Matus	60,000	262,000	369,000		Nil	599,000

(1)

Values are based on the market value of the Common Shares on the applicable vesting date(s), less, in the case of stock options, the exercise price. For the purposes of translating all amounts in this table into U.S. dollars, the CAD/USD conversion rate was 0.7461, based on the average yearly exchange rate for Fiscal 2020 posted on the Bank of Canada website.

(2)	Realized values are based on the market value of the Common Shares on the applicable date of redemption or exercise, less, in the case of stock options, the exercise price.
(3)	Amounts relate to the cash component of AIP and LTIP awards as disclosed in the Summary Compensation Table.
(4)	Ms. Sherren is not standing for re-election at the Meeting.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides a summary, as at December 31, 2020, of the Company’s compensation plans under which equity securities of the Company are authorized for issuance. On July 7, 2020, the Company adopted certain amendments to the DSU Plan and Stock Option Plan aimed at reducing potential Shareholder dilution by converting the plans from “evergreen” to “fixed-number” plans with security-based award caps imposed on both an annual and aggregate basis. The new limitations allow for no more than (i) 9,538,127 Common Shares in the aggregate to be issuable upon redemption of security-based awards, and (ii) 2,000,000 security-based awards to be granted in any one-year period, representing a current burn rate cap of approximately 1%, a meaningful 50% reduction from the voluntary 2% burn rate limit previously in place.

Plan Category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)[2]
Equity compensation plans approved by securityholders:
Stock Option Plan	2,241,339	C$	10.34	4,593,254 combined
Deferred Share Unit Plan	2,376,655		N/A

(1)

Additional information relating to the equity compensation plans approved by Shareholders can be found in Appendix A. The Company has no incentive plans that have not been approved by Shareholders under which equity securities of the Company are authorized for issuance. The Common Shares issuable upon exercise or redemption of outstanding stock options and DSUs represent 1.16% and 1.23%, respectively, of the total number of Common Shares issued and outstanding as of December 31, 2020.

(2)

The number of securities remaining available for issuance under the Stock Option Plan and DSU Plan is the aggregate number that is collectively available under both plans and any other security-based compensation arrangement of the Company.

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Employment Contracts

Each NEO is party to an employment agreement with Tricon for an indefinite term. Each agreement provides that the NEO will devote substantially all of his or her working time and attention to the due performance of his or her duties and will act in a manner consistent with the best interests of the Company, its affiliates and clients. Each employment agreement provides the NEO with a compensation package comprised of base salary, incentive plans and benefits (including, in the case of Mr. Ellenzweig, relocation benefits), which is subject to adjustment from time to time at the discretion of the Board of Directors on the recommendation of the Governance Committee.

The Company has entered into a consulting agreement with Mandukwe Inc. for the provision of Geoff Matus’ services as consultant to the Company. The consulting agreement was effective as of January 1, 2013 with an indefinite term. Mandukwe Inc. receives fees under the arrangement and the consulting arrangement is reviewed annually by the Board. Mandukwe Inc. is also eligible to receive additional payments from the Company’s AIP and LTIP. The percentage participation in AIP awards allocated to Mandukwe Inc. annually is equal to approximately one-half of the percentage participation allocated to David Berman. The percentage participation in Performance Fees allocated to Mandukwe Inc. from all investment vehicles raised in years subsequent to 2011 is equal to approximately one-half of the percentage participation allocated to David Berman in respect of such investment vehicles. For the purposes of this Statement of Executive Compensation, the descriptions of the elements of NEO compensation and of NEO employment contracts and termination and change of control benefits apply to Geoff Matus (and/or Mandukwe Inc., as applicable), and Mandukwe Inc.’s consulting arrangements with the Company.

The employment contracts also provide for customary non-competition and non-solicitation covenants in favour of the Company, which continue for six-month and 24-month periods, respectively, following termination of employment or consultancy. The contracts also include confidentiality covenants requiring the NEOs to maintain confidentiality during the term of the agreements and indefinitely thereafter.

Termination and Change of Control Benefits

Under the employment contracts, the Company may terminate the employment or consultancy without cause upon payment of an amount equal to a factor (the “Multiple”, described below) times the sum of (i) the NEO’s base salary (or Mandukwe Inc.’s consulting fees) for the year of termination, and (ii) the average annual AlP award made to the NEO during the last three years. For Gary Berman, David Berman and Mandukwe Inc., the Multiple equals 2.0. For Mr. Carmody, the Multiple equals 1.0. For Mr. Francis and Mr. Ellenzweig, the Multiple, which is subject to a maximum of 2.0 (except as provided below), equals the sum of (i) the number of years of service divided by twelve (12) plus (ii) in the case of Mr. Francis, 0.5, and in the case of Mr. Ellenzweig, 0.75. In all cases, if the date of termination occurs on or within twelve (12) months following a change of control of the Company, then the Multiple for each NEO increases by 0.5 to a maximum of 2.5.

If employment or consultancy, as applicable, is terminated for cause or as a result of death, disability or resignation without good reason, the employee or consultant, as applicable, is entitled to unpaid base salary and vacation pay earned through to the date of termination, and participation in the AlP bonus plan terminates immediately upon the date of termination. In the case of termination as a result of disability or death, the AIP award that may have been earned in the year of termination will be paid to the NEO, pro-rated to the date of termination.

The key termination and change of control provisions of the DSU Plan, Stock Option Plan, PSU Plan and Restricted Share Plan are presented in Appendix A and apply in respect of stock options, DSUs, PSUs and Restricted Shares held by an NEO at the time of cessation of employment.

The following table provides details regarding the estimated incremental payments that the Company would have had to make to each NEO, assuming that such NEO’s employment was terminated on December 31, 2020 by the Company: (i) for any reason other than for cause or on the death of the NEO; and (ii) for any reason other than for cause or on the death of the NEO within 12 months of a change of control of the Company.

	Without Cause[1,2]	Change of Control[1,2]
Gary Berman	$15,173,000	$17,310,000
Wissam Francis	$3,007,000	$3,785,000
David Berman	$4,743,000	$5,537,000
Jonathan Ellenzweig	$4,616,000	$5,453,000
Andrew Carmody	$2,201,000	$2,834,000

(1)

All amounts include the value of, and assume the immediate cash payout of, unvested stock options and equity-based awards that vest immediately upon termination without cause. Amounts exclude: (i) the value of any stock options or other equity-based awards that vested prior to December 31, 2020; (ii) ongoing LTIP entitlements, because these are uncertain and are only payable on receipt of Performance Fees; and (iii) any AIP awards made in the year of a change of control of the Company because these would be required to take into account Company achievement for the portion of the year in which the change of control occurs and any other factors that the Governance Committee deems to be appropriate at the time.

(2)

For the purposes of translating amounts payable to all NEOs other than Mr. Ellenzweig into U.S. dollars, a CAD/USD conversion rate of 0.7854 was used, being the daily exchange rate as of December 31, 2020 posted on the Bank of Canada website.

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Directors’ and Officers’ Insurance and Indemnification

The Company has obtained directors’ and officers’ liability insurance coverage with aggregate policy limits of C$55,000,000 for the Directors and officers of the Company. The policies include securities claim coverage insuring against any legal obligation to pay on account of any securities claims brought against the Directors or officers of the Company. The total limit of liability is shared among the Directors and officers of the Company so that the limit of liability is not exclusive to any one of the respective Directors or officers. The premium paid for the directors’ and officers’ liability insurance was C$121,000 in Fiscal 2020, covering the period from July 1, 2020 to July 1, 2021.

The by-laws of the Company provide for the indemnification of its Directors and officers from and against liability and costs in respect of any action or suit brought against them in connection with the execution of their duties of office, subject to certain limitations. The Company will indemnify Directors and officers in accordance with its specific indemnification agreements and to the maximum extent permitted under applicable law.

Indebtedness of Directors and Executive Officers

As of the date hereof, except as described below, no individual who is a Director or executive officer of the Company, or at any time during the most recently completed financial year of the Company was a Director or executive officer of the Company or any of its subsidiaries, no individual proposed as a nominee for election as a Director of the Company and no associate of any such Director, executive officer or proposed nominee, is indebted to the Company.

Aggregate Indebtedness

The aggregate indebtedness to Tricon of all executive officers, Directors, employees and former executive officers, Directors and employees of the Company, excluding “routine indebtedness” (as defined under applicable securities laws), as at May 1, 2021 is approximately $2,003,559, as detailed in the following table.

Purpose	Aggregate Indebtedness to the Company or its Subsidiaries[1]	To Another Entity
Share Purchases	Nil	Nil
Other (Relocation and Home Purchase Assistance)	$2,003,559	Nil

(1)

For the purpose of translating Canadian dollar indebtedness into U.S. dollars, a CAD/USD conversion rate of 0.8140 was used, being the daily exchange rate as of May 1, 2021 posted on the Bank of Canada website.

Indebtedness of Directors and Executive Officers under Securities Purchase and Other Programs

The table below presents amounts outstanding for each individual who is, or at any time during Fiscal 2020 was, a Director or executive officer of Tricon, each proposed nominee for election as Director of the Company, and each associate of any such Director, executive officer or proposed nominee. The indebtedness noted below represents home purchase loans which are non-interest bearing for as long as the executive officers are employed by the Company. There was no indebtedness outstanding in connection with any securities purchase programs.

Name and Principal Position	Involvement of Company	Largest Amount Outstanding in Fiscal 2020[1]	Amount Currently Outstanding[2]	Financially Assisted Securities Purchases	Security for Indebtedness	Amount Forgiven During Fiscal 2020	Maturity Date
Andrew Carmody Managing Director	Lender	$1,628,000	$1,628,000	N/A	N/A	Nil	2028
Jonathan Ellenzweig Chief Investment Officer	Lender	$430,559	$375,559	N/A	N/A	Nil	2023

(1)

For the purpose of translating Canadian dollar indebtedness into U.S. dollars, a CAD/USD conversion rate of 0.8140 was used, being the daily exchange rate as of May 1, 2021 posted on the Bank of Canada website.

(2)	‘Amount Currently Outstanding’ refers to amounts outstanding as of May 1, 2021.

Interest of Informed Persons in Material Transactions

To the knowledge of the Directors of the Company, no informed person of the Company (as defined in National Instrument 51-102 – Continuous Disclosure Obligations), no proposed Director of the Company and no known associate or affiliate of any such informed person or proposed Director, during Fiscal 2020, has or has had any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction which has or would materially affect Tricon or any of its subsidiaries, except as set forth in the AIF, which is incorporated by reference in this Information Circular and can be accessed on SEDAR at www.sedar.com.

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Additional Information

Financial information about the Company is provided in its financial statements for Fiscal 2020 and related Management’s Discussion and Analysis.

You may obtain a copy of the annual report for Fiscal 2020, containing the Company’s financial statements and Management’s Discussion and Analysis for Fiscal 2020, as well as a copy of the Company’s most recent financial statements and its AIF for Fiscal 2020, by writing to the Company at 7 St. Thomas Street, Suite 801, Toronto, Ontario, M5S 2B7; Attention: Corporate Secretary.

All of these above-mentioned documents, as well as additional information relating to the Company, are available by visiting the Company’s website at www.triconresidential.com or on SEDAR at www.sedar.com.

Approval of Board of Directors

The contents and the sending of this Information Circular to the Shareholders have been approved by the Board of Directors.

By order of the Board of Trustees

“David Berman”

David Berman

Executive Chairman of the Board of Directors

May 11, 2021

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APPENDIX A

KEY TERMS OF COMPENSATION PLANS

Deferred Share Unit Plan

The Shareholders of the Company approved the Company’s DSU Plan at the Company’s annual and special meeting of Shareholders held on July 7, 2020. Under the DSU Plan, the Governance Committee, as designated by the Board, may grant awards in the form of DSUs (each, a “DSU Award”) to eligible participants as it, in its sole discretion, determines. Eligible participants under the DSU Plan include all of the Company’s Directors, officers and employees and any service providers of the Company as determined by the Governance Committee from time to time. In administering the DSU Plan, the Governance Committee may determine participants to whom DSUs are granted, when DSUs are granted, the number of DSUs subject to each award and the date on which each DSU vests (the “Vesting Date”).

In respect of each DSU Award grant, the eligible participant is credited with that number of DSUs equal to the quotient obtained by dividing the value of such participant’s award by the closing price of the Common Shares on the TSX on the last trading day on which Common Shares traded prior to the grant date, such that the grant date value is not less than the market price of the Common Shares. An account (a “DSU Account”) is maintained by the Company for each participant showing the DSUs credited to such participant from time to time.

DSU Plan participants are notionally entitled to receive distributions per DSU equal to the amount of dividends paid per Common Share. Such distributions are credited to the participant’s DSU Account in the form of additional DSUs. The number of DSUs credited for each dividend is equal to the aggregate amount of such dividend divided by the closing price of the Common Shares on the TSX on the last trading day on which Common Shares traded prior to the dividend payment date. All DSUs so credited have the same Vesting Date as those DSUs for which the applicable dividends were notionally declared.

Following their Vesting Date, vested DSUs are redeemable for Common Shares, issued by the Company from treasury, on a one-for-one basis, or, at the participant’s option and subject to the approval of the Governance Committee, for cash. Cash payments are calculated by multiplying the number of DSUs to be redeemed for cash by the closing price of the Common Shares on the TSX on the last trading day on which Common Shares traded prior to the redemption date. Vested DSUs held by participants who are U.S. taxpayers will be redeemed no later than 10 business days following the applicable vesting date. Vested DSUs held by participants who are Canadian residents and who are not U.S. taxpayers may be redeemed at any time following the applicable vesting date, provided that if DSUs held by participants who are not independent Directors are not redeemed prior to the seventh anniversary of the date such DSUs were granted they will be automatically redeemed on such seventh anniversary.

Where a participant in the DSU Plan is terminated without cause or the participant resigns for good reason, all of such participant’s unvested DSUs immediately vest and all vested DSUs are automatically redeemed 10 business days following the date of termination. Where a participant in the DSU Plan is terminated with cause, all of such participant’s vested DSUs that have not yet been redeemed, and all unvested DSUs, at the date of termination terminate immediately. Where a participant in the DSU Plan resigns or retires from the Company or ceases to be an eligible participant because of death or incapacity to work, all of such participant’s unvested DSUs at the date of termination terminate immediately and vested DSUs are automatically redeemed 10 business days following the date of termination. In the event of a Change of Control other than a Board Change of Control (in each case, as defined in the DSU Plan), unvested DSUs automatically vest and are redeemed immediately prior to completion of the Change of Control for Common Shares or cash at the option of the participant. In the event of a Board Change of Control, unvested DSUs automatically vest upon completion of the Board Change of Control and may be redeemed for Common Shares or cash at the option of the participant. The foregoing termination and vesting provisions that apply on termination of eligibility are subject to the discretion of the Governance Committee, as designated by the Board.

Other material terms of the DSU Plan are as follows:

(a)

The aggregate number of Common Shares issuable (or reserved for issuance) upon the redemption of all DSUs granted under the DSU Plan, or any other security-based compensation arrangement of the Company (including, without limitation, the Stock Option Plan), cannot exceed 9,538,127 Common Shares;

(b)

The aggregate number of DSUs granted under the DSU Plan and security-based awards granted under any other security-based compensation arrangement of the Company (including, without limitation, the Stock Option Plan), cannot exceed 2,000,000 in any one-year period;

(c)

The DSU Plan limits insider participation such that the aggregate number of Common Shares: (i) issued to insiders within a one-year period under the DSU Plan and any other security-based compensation arrangement, and (ii) issuable to insiders at any time under the DSU Plan and any other security-based arrangement, cannot exceed 10% of the issued and outstanding Common Shares;

(d)

The DSU Plan limits independent Director participation such that the number of Common Shares reserved for issuance and issuable within a one-year period under the DSU Plan and any other security-based compensation arrangement for any one independent Director cannot exceed 1% of the issued and outstanding Common Shares;

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(e)

The DSU Plan limits the aggregate value of DSUs, together with equity awards granted under any other security-based compensation arrangement, awarded in any one year to individual independent Directors to $150,000 (excluding equity awards under the DSU Plan taken in lieu of any cash retainer or other Director fees), including $100,000 with respect to stock options under the Stock Option Plan specifically;

(f)

The DSU Plan does not provide for a maximum number of Common Shares which may be issued to an individual under the DSU Plan or any other security-based compensation arrangement, other than insiders and independent Directors (as described above);

(g)	The number of Common Shares underlying outstanding DSUs will be adjusted in the event of any consolidation, subdivision, conversion, exchange or reclassification of the Common Shares;

(h)	Subject to the terms of the DSU Plan, DSUs may not be assigned;

(i)

Subject to the rules of the TSX, the Governance Committee, as designated by the Board, may amend the DSU Plan without Shareholder approval in certain instances including, among others: (i) minor changes of a “housekeeping” nature; (ii) amending DSUs awarded under the DSU Plan, provided that such amendment does not adversely alter or impair any DSU previously granted to a participant without the consent of such participant; (iii) making amendments concerning the administration of the DSU Plan or that are necessary to comply with the provisions of applicable law or the applicable rules of the TSX; and (iv) making any other amendment, fundamental or otherwise, not requiring Shareholder approval under applicable laws or the applicable rules of the TSX; and

(j)

Shareholder approval is required for any amendment to the DSU Plan related to: (i) amending the provisions relating to the transferability of a DSU, other than for transfers by will or the law of succession or to corporations controlled by the individual or family trusts; (ii) amending insider participation limits, if any, which result in Shareholder approval being required on a disinterested basis; (iii) amending independent director participation limits; (iv) increasing the maximum number of Common Shares which may be issued under the DSU Plan; and (v) granting additional powers to the administrators to amend the DSU Plan or entitlements without Shareholder approval.

The maximum number of Common Shares available for issuance under the DSU Plan (together with other security-based arrangements of the Company, including, without limitation, the Stock Option Plan) is 9,538,127 Common Shares, representing approximately 4.93% of the total issued and outstanding Common Shares as of December 31, 2020. In 2020, the Company granted 349,824 DSUs under the DSU Plan. As of December 31, 2020, there were 2,376,655 DSUs outstanding, representing approximately 1.23% of the total issued and outstanding Common Shares. As of December 31, 2020, there are 4,593,254 Common Shares remaining available for grant under the DSU Plan (taking into account DSUs granted under the previous Amended and Restated Deferred Share Unit Plan) and other security-based compensation arrangements of the Company (including, without limitation, the Stock Option Plan), representing approximately 2.37% of the total issued and outstanding Common Shares.

Stock Option Plan

The Shareholders of the Company approved the Company’s Stock Option Plan at the Company’s annual and special meeting of Shareholders held on July 7, 2020. The Governance Committee, as designated by the Board, may award stock options to eligible participants pursuant to the Stock Option Plan, as it, in its sole discretion, determines. Eligible participants under the Stock Option Plan include all of the Company’s Directors, officers and employees and any service providers of the Company as determined by the Governance Committee from time to time.

In August 2015, the Board approved a Stock Option Award Policy which provides that, with the exception of stock options awarded in connection with the commencement of employment, stock option awards to employees, if any, may be made once per year at the time the Governance Committee considers annual employee bonus awards. Previous stock option grants are taken into account by the Governance Committee when it considers the granting of new stock options.

The Governance Committee, as designated by the Board, may fix the terms of any stock options (including the vesting date, exercise price and expiry date) at the time such stock options are granted, subject to the terms of the Stock Option Plan. Stock options may not be exercised prior to their vesting date or following their expiry date. Subject to certain exceptions relating to blackout periods of the Company (as defined in the Company’s charters and policies governing trading in the Company’s securities), no stock option shall be exercisable after 10 years from the date on which it is granted (subject to customary blackout extensions). The exercise price of a stock option shall be determined at the time the stock option is granted, provided that such exercise price shall be no less than the closing price of the Common Shares on the TSX on the last trading day on which Common Shares traded prior to the date of grant.

A participant may exercise a vested stock option by delivering, along with the notice of exercise, the aggregate exercise price for the Common Shares to be acquired. Such Common Shares will be issued by the Company from treasury. Alternatively, a participant may elect to surrender her or his stock option in consideration for a payment equal to the difference between: (i) the number of Common Shares subject to the stock option multiplied by the closing price of the Common Shares on the TSX on the last trading day on which Common Shares traded prior to the date of exercise, and (ii) the aggregate exercise price for such option (such difference being the “Option Value”), and such payment shall be in the form of (a) Common Shares, the number of which shall be calculated by dividing the Option Value by the closing price of the Common Shares on the TSX on the last trading day on which Common Shares traded prior to the surrender date or (b) subject to the approval of the Company, cash (the “Cash-Out Right”).

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Where a participant in the Stock Option Plan is terminated without cause, resigns for good reason, or ceases to be an eligible participant because of death or incapacity to work, all of such participant’s unvested stock options immediately vest and all vested stock options generally expire no later than 90 days following the date of termination. Where a participant in the Stock Option Plan is terminated with cause, all of such participant’s vested stock options that have not yet been exercised, and all unvested stock options, at the date of termination terminate immediately. Where a participant in the Stock Option Plan resigns or retires from the Company, all of such participant’s unvested stock options at the date of termination terminate immediately and vested stock options generally expire no later than 90 days following the date of termination. In the event of a change of control, a participant is entitled to exercise all of his or her vested or unvested stock options, provided that if the consideration offered to Shareholders is not all cash, the election to exercise only applies to vested stock options. If the Common Shares subject to the exercised stock options are not taken up under an offer to purchase 50% or more of the Company’s voting securities, the stock options shall remain outstanding on the same terms and conditions and any funds tendered shall be returned to the participant. Upon the occurrence of certain transactions, the Company must make provision that participants who exercise unexpired stock options after the completion of the transaction are entitled to receive the number of securities of the successor entity as they otherwise would have received if the participant had held Common Shares on the effective date of such transaction. The foregoing termination and vesting provisions that apply on termination of eligibility are subject to the discretion of the Governance Committee, as designated by the Board.

Other material terms of the Stock Option Plan are as follows:

(a)

The aggregate number of Common Shares issuable (or reserved for issuance) upon the exercise of all stock options granted under the Stock Option Plan, or any other security-based compensation arrangement of the Company (including, without limitation, the DSU Plan), cannot exceed 11,238,104 Common Shares;

(b)

The aggregate number of stock options granted under the Stock Option Plan and security-based awards granted under any other security-based compensation arrangement of the Company (including, without limitation, the DSU Plan), cannot exceed 2,000,000 in any one-year period;

(c)

The Stock Option Plan limits insider participation such that the aggregate number of Common Shares: (i) issued to insiders within a one-year period under the Stock Option Plan and any other security-based compensation arrangement, and (ii) issuable to insiders at any time under the Stock Option Plan and any other security-based arrangement, cannot exceed 10% of the listed and outstanding Common Shares;

(d)

The Stock Option Plan limits independent Director participation such that the number of Common Shares reserved for issuance and issuable within a one-year period under the Stock Option Plan and any other security-based compensation arrangement for any one independent Director cannot exceed 1% of the issued and outstanding Common Shares;

(e)

The Stock Option Plan limits the aggregate value of stock options, together with equity awards granted under any other security-based compensation arrangement, awarded in any one year to individual independent Directors to $150,000 (excluding equity awards under the DSU Plan taken in lieu of any cash retainer or other Director fees), including $100,000 with respect to stock options under the Stock Option Plan specifically;

(f)

The Stock Option Plan does not provide for a maximum number of Common Shares which may be issued to an individual under the Stock Option Plan or any other security-based compensation arrangement, other than insiders and independent Directors (as described above);

(g)	The number of Common Shares underlying outstanding stock options will be adjusted in the event of any consolidation, subdivision, conversion, exchange or reclassification of the Common Shares;

(h)	Subject to the terms of the Stock Option Plan, stock options may not be assigned;

(i)

Subject to the rules of the TSX, the Governance Committee, as designated by the Board, may amend the Stock Option Plan without Shareholder approval in certain instances including, among others: (i) minor changes of a “housekeeping” nature; (ii) amending stock options granted under the Stock Option Plan, provided that such amendment does not adversely alter or impair any stock option previously granted to a participant without the consent of such participant; (iii) making amendments concerning the administration of the Stock Option Plan or that are necessary to comply with the provisions of applicable law or the applicable rules of the TSX; and (iv) making any other amendment, fundamental or otherwise, not requiring Shareholder approval under applicable laws or the applicable rules of the TSX; and

(j)

Shareholder approval is required for any amendment to the Stock Option Plan related to: (i) amending the provisions relating to the transferability of a stock option, other than for transfers by will or the law of succession or to corporations controlled by the individual or family trusts; (ii) reducing the exercise price of stock options or other entitlements; (iii) extending the term of stock options beyond the expiration date (subject to customary blackout extensions); (iv) amending insider participation limits, if any, which result in Shareholder approval being required on a disinterested basis; (v) amending independent director participation limits; (vi) increasing the maximum number of Common Shares which may be issued under the Stock Option Plan; and (vii) granting additional powers to the administrators to amend the Stock Option Plan or entitlements without Shareholder approval.

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The maximum number of Common Shares available for issuance under the Stock Option Plan (together with other security-based arrangements of the Company, including, without limitation, the DSU Plan) is 11,238,104 Common Shares, representing approximately 5.81% of the total issued and outstanding Common Shares as of December 31, 2020. As of December 31, 2020, there were 2,241,339 stock options outstanding, representing approximately 1.16% of the total issued and outstanding Common Shares. As of December 31, 2020, there are 6,293,231 Common Shares remaining available for grant under the Stock Option Plan (taking into account stock options granted under the Stock Option Plan) and other security-based compensation arrangements of the Company (including, without limitation, the DSU Plan), representing approximately 3.25% of the total issued and outstanding Common Shares.

Long-Term Incentive Plan

The Long-Term Incentive Plan (the “LTIP”) provides long-term variable compensation to NEOs, in the form of cash entitlements and DSUs, that is directly linked to ongoing Company financial performance. The LTIP provides an opportunity for NEOs to share directly in: (i) the incentive or performance fees (“Performance Fees”) earned by the Company in respect of its management of private funds and other investment vehicles (“Investment Vehicles”); and (ii) the investment income earned by the Company from one of its significant investments, as described below.

In order to allow participants to share in Performance Fees, the LTIP provides for the allocation of “Points” among participants. A total of 100 Points is allocated among participants in respect of each Investment Vehicle. 20 Points are allocated to participants and vested when the Investment Vehicle is established and on each of the three anniversaries thereof and the remaining 20 Points are allocated and vested following the termination of the Investment Vehicle. Point allocations are subject to Governance Committee approval.

50% of the Performance Fees earned from time to time by the Company in respect of a particular Investment Vehicle (the “Participant Share”) is paid in cash, over time, to LTIP participants. The aggregate payment made at any given time is a percentage of the Participant Share equal to the percentage of the 100 Points for the Investment Vehicle that has then vested. Payments to individual participants are made in proportion to the number of vested Points held. As additional Points vest, additional “catch-up” payments are made (in proportion to vested Points held) so that the total of all payments made continues to be the percentage of the Participant Share equal to the percentage of the 100 Points that have vested. In respect of certain Investment Vehicles, payments to participants represent proceeds of the disposition of equity interests in the Company subsidiary that is entitled to receive the associated Performance Fees.

Upon termination of an LTIP participant’s employment without cause, any unvested Points allocated to the participant immediately vest. Upon termination of employment for cause or resignation, a participant’s unvested and vested Points are forfeited and reallocated to the remaining LTIP participants.

The LTIP also provides participants with the ability to share in the income earned from the Company’s indirect 68.4% interest in Tricon Housing Partners US LP (the “Co-Investment”). Each year, the Company grants an aggregate number of DSUs having a value equal to the AIP Percentage multiplied by the income the Company earns in the year from the Co-Investment (which income, as noted above, is excluded from the calculation of AIP awards). The allocation of such DSUs among participants is subject to Governance Committee approval. Such DSUs are subject to the DSU Plan (defined and described above) and vest in equal installments each year from the date of grant, subject to the terms of the LTIP. DSUs currently issued in respect of the Co-Investment vest over a five-year period. On May 6, 2019, in order to more closely align the vesting period with the expected remaining life of the Co-Investment, the LTIP was amended by the Board to reduce the vesting period applicable to future LTIP DSU awards to three years.

The LTIP, as amended from time to time, first came into effect as of January 1, 2013, prior to which certain NEOs had entitlements to share in Performance Fees earned in respect of then-existing Investment Vehicles. Such prior arrangements are not affected by the current LTIP.

Performance Share Unit Plan

On August 7, 2018, the Board of Directors adopted a performance share unit plan (the “PSU Plan”) as a new at-risk, variable and non-dilutive component of executive compensation intended to reduce reliance on the Company’s DSUs and stock options as compensation tools. The adoption of the PSU Plan was not subject to Shareholder approval under the rules of the TSX as it will not result in the issuance or potential issuance of securities from treasury.

The purpose of the PSU Plan is to:

•	motivate and reward officers and employees of the Company (“PSU Participants”) for increasing the corporate performance of the Company and the price of the Company’s Common Shares;

•	align the interests of PSU Participants with the interests of Shareholders;

•	reinforce a long-term accountability culture within the Company and foster a common sense of purpose and direction; and

•	provide competitive reward opportunities that will assist in attracting and retaining valuable employees.

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The PSU Plan empowers the Board, directly or through a committee of the Board (the “Administrators”), to make grants of performance share units (“PSUs”) to PSU Participants in such amounts and on such terms as the Administrators determine. Each PSU is economically equivalent to one Common Share.

PSUs granted to PSU Participants vest on the date the Board approves Tricon’s annual financial statements for the final year of the applicable “Performance Period” for any grant of PSUs (which Performance Period shall in no event extend beyond December 31 of the third calendar year following the calendar year in respect of which a PSU award is granted), subject to accelerated vesting or forfeiture on the termination of a PSU Participant’s employment or a change of control (as described below). Vested PSUs are redeemed and settled in cash following the expiration of the Performance Period for an amount equal to the number of vested PSUs held by the PSU Participant at such time multiplied by the weighted average closing price of the Common Shares on the TSX for the 20 trading days immediately prior to the release of the Company’s audited financial statements in respect of the final year of the Performance Period.

The number of PSUs held by a PSU Participant is adjusted annually (such adjusted number, the “Adjusted PSU Number”) based on (i) Tricon’s achievement of certain performance measures consisting of a defined metric or set of metrics and performance objectives (the “Performance Measures”) and an adjustment factor (the “Performance Multiplier”) that is linked to the achievement of thresholds set out in the Performance Measures (with results in between thresholds interpolated or calculated by other methods, as determined by the Administrators) and (ii) any additional PSUs granted to a PSU Participant on account of cash dividends paid on the Company’s Common Shares (as described below).

In the event that cash dividends are paid on the Common Shares, additional PSUs will be credited to the PSU account maintained by the Company for each PSU Participant, as determined by dividing (i) the amount determined by multiplying (A) the PSU Participant’s Adjusted PSU Number for the Performance Period as at the relevant dividend record date by (B) the amount of dividends paid by the Company on each Common Share, by (ii) the fair market value of a Common Share on the dividend payment date. Any such PSUs will accumulate during the Performance Period and will vest and be subject to the same terms, Performance Measures and Performance Multiplier as the original grant to which they relate. PSUs granted to PSU Participants do not otherwise entitle PSU Participants to any dividend rights or any other rights as Shareholders, including voting rights or rights on liquidation.

In the event of the termination of a PSU Participant for cause, upon the voluntary termination of employment or resignation of a PSU Participant or upon a PSU Participant who is not otherwise an employee of the Company ceasing to be an officer of the Company or a subsidiary of the Company, all unvested PSUs and all vested PSUs held by such PSU Participant that have not been redeemed will immediately terminate as of the date of such termination or resignation.

In the event of the termination of a PSU Participant as a result of such PSU Participant’s death or disability, or upon such PSU Participant’s retirement, any PSUs forming part of such PSU Participant’s Adjusted PSU Number as of the end of the year of the Performance Period immediately preceding the year of termination or retirement, plus a pro rata portion of PSUs granted in respect of the year of termination or retirement (without application of any Performance Multiplier in respect of such year) will vest, and any remaining PSUs in such PSU Participant’s PSU account will immediately be cancelled.

In the event of the termination of a PSU Participant’s employment without cause, or upon the resignation of a PSU Participant for any reason that would be considered to amount to constructive dismissal at common law, any PSUs forming part of such PSU Participant’s Adjusted PSU Number as of the end of the year of the Performance Period immediately preceding the year of termination or resignation, plus any PSUs granted to the PSU Participant in respect of the remaining years of the Performance Period (without application of any Performance Multiplier in respect of such years), will vest.

The Administrators may, in their sole and absolute discretion, at any time prior to or following any of the foregoing events of termination, permit the vesting and redemption of any or all PSUs held by the relevant PSU Participant in the manner and on the terms authorized by the Administrators.

In the event of a change of control of the Company, other than as a result of or in connection with a contested election of directors at which at least two-thirds of the director nominees named in the most recent management information circular of the Company for election as directors are not elected (a “Board Change of Control”), all of a PSU Participant’s unvested PSUs will automatically vest and be redeemed immediately prior to the completion of such change of control. In connection with any such redemption, the Administrators shall determine the Performance Multiplier to be applied for each PSU Participant in respect of the fiscal years in a Performance Period that end after the date of the change of control, based on (i) the achievement of each Performance Measure for the fiscal year in which the change of control occurs up to the date of the change of control, (ii) the achievement of the Performance Measures in any earlier fiscal years in the applicable Performance Period, and (iii) any other factors that the Administrators deem to be appropriate.

Upon a Board Change of Control, all of a PSU Participant’s unvested PSUs will automatically vest upon the completion of such Board Change of Control and be redeemed on the same terms as if such PSUs had been redeemed upon the expiration of the Performance Period (as described above).

The Board reserves the right to amend, suspend or terminate the PSU Plan without obtaining the approval of Shareholders, subject to requirements under applicable law and regulations (including the regulations of the TSX).

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Restricted Share Plan

On December 14, 2018, the Board of Directors adopted a restricted share plan (the “Restricted Share Plan”) to serve as a cost-effective long-term incentive plan for select employees of the Company. The adoption of the Restricted Share Plan was not subject to Shareholder approval under the rules of the TSX as it will not result in the issuance or potential issuance of securities from treasury.

The purpose of the Restricted Share Plan is to:

•	advance the interests of the Company and its Shareholders by attracting, retaining and motivating officers, directors and employees of the Company (“RS Participants”);

•	provide RS Participants with a performance incentive for continued and improved service with the Company; and

•	enhance RS Participants’ contribution to increased profit by promoting an alignment of interests between those individuals and Shareholders.

The Restricted Share Plan empowers the Board, directly or through a committee of the Board, to make grants of Restricted Shares to RS Participants for services rendered. A RS Participant’s Restricted Shares are subject to restrictions on sale or transfer for such periods as are determined by the Board on the date of the grant and only become free of the restrictions imposed once the restriction terms and conditions are satisfied.

Restricted Shares granted to RS Participants are purchased on the facilities of the TSX by a third-party broker and are held in custodial arrangements with a designated custodian (the “Custodian”) while the applicable restrictions remain unsatisfied, being released from such custodial arrangements to the RS Participant only as the restrictions are fulfilled (subject to earlier forfeiture or accelerated vesting as described below). It is expected that vesting periods will range from between eight and fifteen years from the date of the grant. Restricted Shares for which restriction terms and conditions are not satisfied are forfeited and the Participant thereafter has no ownership interest in the forfeited Restricted Shares.

Subject to the restrictions on transfer noted above, a RS Participant will have ownership of the Restricted Shares granted and enjoy the same rights and benefits as other Shareholders, including the right to vote and receive any dividends or special distributions, unless otherwise determined by the Board. Dividends earned on Restricted Shares are reinvested in additional Restricted Shares that are subject to the same restrictions as the original grant.

In the event of the termination of a RS Participant for cause, or upon the voluntary termination of employment or resignation of a RS Participant (subject to certain exceptions) prior to the expiry of the applicable restrictions, any Restricted Shares held by the RS Participant that remain subject to restrictions shall be forfeited and deemed to be donated to the Company for no consideration.

In the event of the termination of a RS Participant without cause, or upon the voluntary termination of employment or resignation of a RS Participant for any reason that would amount to constructive dismissal at common law, or upon the death or disability of a RS Participant, the restrictions applicable to the Restricted Shares will immediately lapse and the Custodian will release or dispose of such Restricted Shares on behalf and at the direction of the RS Participant.

In the event of the retirement of a RS Participant, or in the event that a RS Participant who is a director ceases to be a director of the Company, prior to the expiry of the applicable restrictions, the Restricted Shares will continue to be held by the Custodian as nominee and on behalf of such RS Participant and will remain subject to the applicable restrictions and the terms of the Restricted Share Plan.

In the event of a change of control of the Company, all remaining restrictions attaching to the Restricted Shares will immediately expire and the Company shall confirm to the Custodian that all such Restricted Shares may be released as directed by, or disposed on behalf of, the RS Participants, immediately prior to the completion of the change of control.

The Board reserves the right to amend, suspend or terminate the Restricted Share Plan without obtaining the approval of Shareholders, subject to requirements under applicable law and regulations (including the regulations of the TSX).

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APPENDIX B

MANDATE OF THE BOARD OF DIRECTORS

The purpose of this Charter is to set out the mandate and responsibilities of the Board of Directors (the “Board”) of Tricon Residential Inc. (the “Company”), subject to the provisions of applicable statutes.

1. Composition

The Board shall be constituted with a majority of individuals who qualify as “independent” as defined in National Policy 58-201 – Corporate Governance Guidelines.

2. Responsibilities of the Board of Directors

The Board is responsible for the stewardship of the Company and in that regard shall be specifically responsible for:

(a)

adopting a strategic planning process and approving, on at least an annual basis, a budget, and evaluating and discussing a strategic plan for the upcoming year which takes into account, among other things, the opportunities and risks of the Company’s business and investments;

(b)	supervising the activities and managing the investments and affairs of the Company;

(c)	approving major decisions regarding the Company;

(d)	defining the roles and responsibilities of management;

(e)	reviewing and approving the business and investment objectives to be met by management;

(f)	assessing the performance of and overseeing management;

(g)	reviewing the Company’s debt strategy; (h) identifying and managing risk exposure;

(i)	ensuring the integrity and adequacy of the Company’s internal controls and management information systems;

(j)	succession planning;

(k)	establishing committees of the Board, where required or prudent, and defining their respective mandates;

(l)	receiving and evaluating reports and recommendations from the committees of the Board from time to time;

(m)	maintaining records and providing reports to shareholders;

(n)	ensuring effective and adequate communication with shareholders, other stakeholders and the public; and

(o)	determining the amount and timing of dividends or distributions to shareholders.

It is recognized that every Director in exercising powers and discharging duties must act honestly and in good faith with a view to the best interest of the Company. Directors must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In this regard, they will comply with their duties of honesty, loyalty, care, diligence, skill and prudence.

In addition, Directors are expected to carry out their duties in accordance with policies adopted by the Board from time to time.

It is expected that management will co-operate in all ways to facilitate compliance by the Board with its legal duties by causing the Company and any subsidiaries of the Company to take such actions as may be necessary in that regard and by promptly reporting any data or information to the Board that may affect such compliance.

The Majority Voting in Director Elections Policy set out in Appendix A to this Charter shall apply with respect to an uncontested election of Directors.

3. Meetings

The Board will meet not less than four (4) times per year: at least three (3) meetings to review quarterly results, and one (1) prior to the issuance of the annual financial results of the Company. The Board shall have an independent lead Director and shall meet periodically without management present to ensure that the Board functions independently of management. At each Board meeting, unless otherwise determined by the Board, an in-camera meeting of independent Directors will take place. Individual Directors shall be permitted to engage outside advisors at the cost of the Company, subject to the prior approval of the Compensation, Nominating and Corporate Governance Committee.

The Board appreciates having certain members of senior management attend each Board meeting to provide information and opinion to assist the Directors in their deliberations. Management attendees will be excused for any agenda items which are reserved for discussion among Directors only.

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4. Board Meeting Agendas and Information

The Chair, in consultation with management, will develop the agenda for each Board meeting. Agendas will be distributed to the Directors before each meeting, and all Board members shall be free to suggest additions to the agenda in advance of the meeting.

Whenever practicable, information and reports pertaining to Board meeting agenda items will be circulated to the Directors in advance of the meeting. Reports may be presented during the meeting by members of the Board, management and/or staff, or by invited outside advisors. It is recognized that under some circumstances, due to the confidential nature of matters to be discussed at a meeting, it will not be prudent or appropriate to distribute written materials in advance.

5. Measures for Receiving Shareholder Feedback

All publicly disseminated materials of the Company shall provide for a mechanism for feedback from shareholders.

6. Telephone Board Meetings

A Director may participate in a meeting of the Board or in a committee meeting by means of telephone, electronic or such other communications facilities as permit all persons participating in the meeting to communicate with each other, and a Director participating in such a meeting by such means is deemed to be present at the meeting.

While it is the intent of the Board to follow an agreed meeting schedule as closely as possible, it is felt that, from time to time, with respect to time-sensitive matters, telephone Board meetings may be required to be called in order for Directors to be in a position to better fulfill their legal obligations. Alternatively, management may request the Board to approve certain matters by unanimous consent.

7. Expectations of Management

Management shall be required to report to the Board at the request of the Board on the performance of the Company, new and proposed initiatives, the Company’s business and investments, management concerns and any other matter the Board or its Chair may deem appropriate. In addition, the Board expects management to promptly report to the Chair any significant developments, changes, transactions or proposals respecting the Company or any of its subsidiaries.

8. Communications Policy

The Board approves the content of the Company’s major communications to shareholders and the investing public including the Annual Report, Management Information Circular, the Annual Information Form and any prospectuses which may be issued. The Audit Committee shall review and recommend to the Board the approval of the quarterly and annual financial statements (including the Management Discussion & Analysis) and press releases relating to financial matters. The Board also has responsibility for monitoring all of the Company’s external communications. However, the Board believes that it is the function of management to speak for the Company in its communications with the investment community, the media, customers, suppliers, employees, governments and the general public.

The Board shall have responsibility for reviewing the Company’s policies and practices with respect to disclosure of financial and other information including insider reporting and trading. The Board shall approve and monitor the disclosure policies designed to assist the Company in meeting its objective of providing timely, consistent and credible dissemination of information, consistent with disclosure requirements under applicable securities law. The Board shall review the Company’s policies relating to communications and disclosure on an annual basis.

Generally, communications from shareholders and the investment community will be directed to the Chief Executive Officer, who will coordinate an appropriate response depending on the nature of the communication. It is expected, if communications from stakeholders are made to the Chair or to other individual Directors, management will be informed and consulted to determine any appropriate response.

9. Internal Control and Management Information Systems

The Board has responsibility for the integrity of the Company’s internal control and management information systems. All material matters relating to the Company and its business, including, for greater certainty and without limitation, any investments made by the Company which are not direct investments in Company-managed funds or syndicates and/or are warehoused for future Company-managed funds, or in any event are in excess of $10 million, require the prior approval of the Board. Management is authorized to act, without Board approval, on all ordinary course matters relating to the Company’s business.

The Audit Committee has responsibility for ensuring internal controls are appropriately designed, implemented and monitored and for ensuring that management and financial reporting is complete and accurate, even though management may be charged with developing and implementing the necessary procedures.

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APPENDIX A TO MANDATE OF THE BOARD OF DIRECTORS

MAJORITY VOTING IN DIRECTOR ELECTIONS POLICY

This policy is applicable if at an uncontested election of Directors of Tricon Residential Inc. (the “Company”) at a meeting of shareholders of the Company, any nominee for Director receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”).

In the event of a Majority Withheld Vote with respect to a Director nominee, such Director nominee shall promptly submit to the Board his or her resignation, which shall take effect only upon the acceptance by the Board.

The Board, upon recommendation of the Compensation, Nominating and Corporate Governance Committee (the “Committee”), shall within 90 days following the date of the applicable meeting determine either to accept or not accept the Director’s resignation, and the Board shall promptly disclose, via press release, the determination. In considering whether or not to recommend the Board accept the resignation, the Committee will consider all factors deemed relevant by members of such Committee including, without limitation, the stated reasons why shareholders “withheld” votes from the election of that nominee, the length of service and the qualifications of the Director, such Director’s contributions to the Company and the Company’s corporate governance policies. The Board, in considering the Committee’s recommendation, may consider such additional information and factors that the Board considers to be relevant. The Director nominee will not participate in any Committee or Board deliberations on the resignation offer. However, if each member of the Committee received a Majority Withheld Vote in the same election, or a sufficient number of Committee members received a Majority Withheld Vote such that the Committee no longer has a quorum, then the independent Directors shall appoint a committee amongst themselves to consider the Majority Withheld Votes and whether or not to recommend to the Board that resignations be requested.

If a resignation is accepted, the Board may fill the vacancy in accordance with applicable laws.

In the event that any Director who received a Majority Withheld Vote does not tender his or her resignation in accordance with this policy if requested to do so, he or she will not be re-nominated by the Board for election at the next meeting of shareholders at which Directors are to be elected.

The Committee may adopt such procedures as it sees fit to assist it in its determinations with respect to this policy.

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APPENDIX C

ORDINARY RESOLUTION

OF THE DISINTERESTED SHAREHOLDERS OF

TRICON RESIDENTIAL INC.

(THE “COMPANY”)

BE IT RESOLVED AS AN ORDINARY RESOLUTION OF THE DISINTERESTED SHAREHOLDERS THAT:

1.

The setting of an exchange price of USD$8.50 (the “Exchange Price”) in respect of the valid exchange of distributions that have accrued on preferred units (“Preferred Units”) of Tricon PIPE LLC (“Tricon PIPE”) for common shares of the Company (“Common Shares”), as such Exchange Price may be adjusted from time to time in accordance with the amended and restated limited liability company agreement of Tricon PIPE dated September 3, 2020, and subject to a maximum of 48,071,775 Common Shares being issuable upon the exchange of all Preferred Units and accrued distributions thereon in the aggregate, is hereby authorized and approved.

2.

Any one officer or director of the Company is hereby authorized, for and on behalf of the Company, to execute and, if appropriate, deliver all other documents and instruments and do all other things as in the opinion of such director or officer may be necessary or advisable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument, and the taking of any such action.

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APPENDIX D

GLOSSARY OF TERMS

In this Information Circular, the following terms have the meanings set forth below, unless otherwise indicated. Words importing the singular include the plural and vice versa and words importing any gender include all genders:

“Adjusted EBITDA” has the meaning set out in the Company’s most recent Management’s Discussion and Analysis, available on SEDAR at www.sedar.com.

“Adjusted EPS” means Adjusted Diluted Earnings per Share, as defined in the Company’s most recent Management’s Discussion and Analysis, available on SEDAR at www.sedar.com.

“AIF” means the Company’s Annual Information Form for Fiscal 2020.

“AIP” or “Annual Incentive Plan” means the Company’s Annual Incentive Plan, as amended from time to time.

“Audit Committee” means the Audit Committee of the Board of Directors.

“Blackstone” means BREIT Debt Parent LLC.

“Blackstone Investor Rights Agreement” means the investor rights agreement entered into in connection with the Blackstone Private Placement between the Company, Tricon PIPE LLC and Blackstone on September 3, 2020, pursuant to which Blackstone, subject to ownership requirements enumerated in the Blackstone Investor Rights Agreement, is entitled to: (a) Board nomination rights for one nominee, (b) participation rights with respect to future offerings of Common Shares and securities exchangeable for, convertible into or exchangeable into Common Shares (excluding certain exempt issuances), (c) registration rights with respect to the Common Shares, and (d) certain other governance rights, including the right to approve certain actions proposed to be taken by the Company and its subsidiaries, as more particularly set out in the Blackstone Investor Rights Agreement.

“Blackstone Private Placement” means Blackstone’s $300 million preferred equity investment in Tricon through the purchase of newly-created preferred units of Tricon PIPE LLC, the Company’s indirectly wholly-owned subsidiary, on a private placement basis.

“Board of Directors” or “Board” means the board of directors of Tricon Residential Inc.

“Co-Investment” means the Company’s approximate 68% interest in THP1US.

“Common Shares” means the common shares in the capital of Tricon Residential Inc.

“Director” means a member of the Board of Directors.

“DSU” means a deferred share unit of the Company, governed by the DSU Plan.

“DSU Plan” means Tricon’s Second Amended and Restated Deferred Share Unit Plan, adopted as of July 7, 2020, as may be amended from time to time.

“FFO” means funds from operations as defined and described in the Company’s most recent Management’s Discussion and Analysis.

“Governance Committee” means the Compensation, Nominating and Corporate Governance Committee of the Board of Directors.

“LTIP” means Tricon’s Long-Term Incentive Plan, adopted as of November 22, 2013, as amended from time to time, and, where the context requires, refers to awards or entitlements under the LTIP.

“Meeting” means the annual and special meeting of the Company to be held on Wednesday, June 23, 2021 at 10:00 a.m. (Toronto time), or any adjournment or postponement thereof.

“Meeting Materials” means the Notice of Meeting and this Information Circular.

“NEO” means a named executive officer of the Company for Fiscal 2020.

“Performance Fees” means incentive or performance fees earned from achieving target investment returns in an investment vehicle.

“PSU” means a preferred share unit, governed by the PSU Plan.

“Performance Share Unit Plan” or “PSU Plan” means Tricon’s Performance Share Unit Plan, adopted as of August 7, 2018, as may be amended from time to time.

“Preferred Units” means the exchangeable preferred units of Tricon PIPE issued in connection with the Blackstone Private Placement.

“Restricted Share Plan” means Tricon’s Restricted Share Plan, adopted as of December 14, 2018, as may be amended from time to time.

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“Restricted Shares” means Common Shares of the Company subject to the Restricted Share Plan, including in particular the transfer restrictions provided for under the Restricted Share Plan, as described in Appendix A.

“Rights Plan” means the second amended and restated shareholder rights plan of the Company, adopted as of June 26, 2019, as may be amended from time to time.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Shareholder” means a holder of Common Shares.

“Starlight” means Starlight Group Property Holdings Inc.

“Starlight Transaction” means Tricon’s purchase, on June 11, 2019, of all the partnership units of Starlight U.S. Multi-Family (No. 5) Core Fund resulting in the acquisition of a portfolio of 23 multi-family properties (totalling 7,289 units) located primarily in the U.S. Sun Belt.

“Stock Option Plan” means Tricon’s Third Amended and Restated Stock Option Plan, adopted as of July 7, 2020, as may be amended from time to time.

“THP1US” means Tricon Housing Partners US LP (formerly Tricon IX, L.P.), a limited partnership formed under the laws of the State of Delaware, together with associated fund entities.

“TSX” means the Toronto Stock Exchange.

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Imagine a world where housing unlocks life’s potential 7 St. Thomas Street, Suite 801 Toronto, Ontario M5S 2B7 T 416 925 7228 F 416 925 7964 www.triconresidential.com